Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152460

Prospectus Supplement No. 1

To Reoffer Prospectus Dated October 19, 2011

of

DORAL FINANCIAL CORPORATION

Relating to

6,750,000 Shares of Common Stock

This prospectus supplement (this “Supplement”) supplements our reoffer prospectus, dated October 19, 2011 (the “Reoffer Prospectus”), that was filed as part of our Post-Effective Amendment No. 1 to Registration Statement on Form S-8 dated July 22, 2008 (the “Registration Statement”), relating to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who have acquired our common stock, par value $0.01 per share, pursuant to our 2008 Stock Incentive Plan (the “Plan”) and registered under the Registration Statement. The purpose of this Supplement is to update the number of shares of common stock available for resale by each Selling Stockholder pursuant to the Plan, the named Selling Stockholders and certain other information in the Reoffer Prospectus. No additional securities are being registered hereby.

You should read this Supplement in conjunction with the Reoffer Prospectus as well as all documents incorporated herein by reference. This Supplement is qualified by reference to the Reoffer Prospectus, except to the extent the information contained in this Supplement supersedes the information contained in the Reoffer Prospectus. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the Reoffer Prospectus.

The Selling Stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders. We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our common stock is listed on The New York Stock Exchange under the symbol “DRL.” The closing price of our common stock reported on The New York Stock Exchange at the close of business on June 14, 2013 was $1.04 per share.

The securities offered by the Selling Stockholders involve a high degree of risk. You should carefully consider the “Risk Factors” set forth in this Supplement as well as all other risk factors and similar cautionary statements made in the documents incorporated herein by reference in determining whether to purchase the common stock.

Our common stock offered hereby are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 17, 2013.

EXPLANATORY NOTE

The information appearing under the caption “Selling Stockholders” beginning on page 22 of the Reoffer Prospectus is amended and restated in its entirety to reflect options that have vested and other awards under the Plan since October 18, 2011.

In addition, the information appearing under the following captions is amended and restated in its entirety to reflect the information contained in the Annual Report.

•	“About Doral Financial Corporation” beginning on page 1 of the Reoffer Prospectus

•	“Risk Factors” beginning on page 3 of the Reoffer Prospectus

•	“Incorporation of Certain Documents by Reference” on page 25 of the Reoffer Prospectus

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares that may be resold by means of the Reoffer Prospectus by each of the Selling Stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act of 1933, as amended.

ABOUT DORAL FINANCIAL CORPORATION

The description of Doral Financial Corporation below supersedes and replaces the description of Doral Financial Corporation contained in the Reoffer Prospectus.

Overview

Doral Financial Corporation (“Doral Financial,” the “Company”, “we” or “us”) was organized in 1972 under the laws of the Commonwealth of Puerto Rico and operates as a bank holding company. Doral Financial’s principal operations are conducted in Puerto Rico, with growing operations in the United States, specifically in the New York City metropolitan area and in northwest Florida. Doral Financial’s principal executive offices are located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and its telephone number is (787) 474-6700.

Doral Financial has four wholly-owned subsidiaries, which are Doral Bank (“Doral Bank”), Doral Insurance Agency, LLC (“Doral Insurance Agency”), Doral Recovery, Inc. (“Doral Recovery”) and Doral Properties, Inc. (“Doral Properties”). Doral Bank has three wholly-owned subsidiaries in operation, Doral Mortgage, LLC (“Doral Mortgage”), Doral Money, Inc. (“Doral Money”), principally engaged in commercial lending in the New York metropolitan area, and Doral Recovery II, LLC (“Doral Recovery II”), previously Casa Bella, LLC, an entity originally formed to dispose of a real estate project of which Doral Bank took possession during 2005, which now holds small commercial real estate loans and certain delinquent residential mortgage loans previously held by Doral Bank. Doral Money also consolidates three variable interest entities created for the purpose of entering into collateralized loan arrangements with third parties.

Effective October 1, 2011, the Company completed an internal reorganization by merging its two depository institution subsidiaries, Doral Bank, FSB (which was an FDIC-insured federal savings bank with its main office in New York, New York) and Doral Bank. Doral Bank was the surviving institution in the merger and the main office and branch offices of Doral Bank, FSB located in the states of New York and Florida are now operating as branches of Doral Bank.

The Company currently operates in the following four reportable segments:

•

Puerto Rico Growth – This segment is the Company’s principal market and includes all mortgage and retail banking activities in Puerto Rico including loans, deposits and insurance activities. This segment operates a network of 26 branches in Puerto Rico offering a variety of consumer loan products as well as deposit products and other retail banking services. This segment’s primary lending activities have traditionally focused on the origination of residential mortgage loans in Puerto Rico.

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•

United States – This segment is the Company’s principal source of growth in the current economic environment. It includes retail banking in the United States, which operates three branches in New York and five branches in Florida. This segment also includes the Company’s middle market syndicated lending unit that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market.

•

Recovery – This segment includes the Company’s Puerto Rico domiciled non-performing residential mortgage, consumer, commercial real estate, commercial and industrial and construction and land portfolios, as well as repossessed assets (such as real estate held for sale). The Recovery segment’s purpose is to maximize the Company’s returns on these assets by restructuring and, in some cases, liquidating them. Periodically, the Company will evaluate non-performing loans and other assets to determine if any should be transferred to the Recovery segment. Prior to January 1, 2013, the Recovery segment (previously Liquidating Operations), was comprised primarily of construction and land portfolios (loans and repossessed assets) that the Company managed as part of its workout function.

•

Treasury – The Company’s treasury segment handles its investment portfolio, interest rate risk management and liquidity position. It also serves as a source of funding for the Company’s other lines of business.

For additional information regarding the Company’s segments please refer to: (i) “Operating Segments” under Part II, Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, and note 39 of the accompanying consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 13, 2013 and (ii) and Part I, Item 2 Management’s Discussion and Analysis of Financial Condition and Results of Operations, and note 29 of the accompanying consolidated financial statements (unaudited) included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, which was filed with the SEC on May 9, 2013, each of which are incorporated herein by reference.

Puerto Rico

This segment is the Company’s principal market. Through its banking subsidiary, Doral Bank, a Puerto Rico commercial bank, Doral Financial accepts deposits from the general public and institutions, obtains borrowings, originates and invests in loans (primarily residential real estate mortgage loans), invests in mortgage-backed securities and other investment securities, and offers traditional banking services. Approximately 98% of the Puerto Rico segment loan portfolio is secured by real estate. Doral Bank operates 26 branch offices in Puerto Rico. Mortgage loans are originated through the Company’s mortgage banking entity, Doral Mortgage, which is primarily engaged in the origination of mortgage loans on behalf of Doral Bank. Loan origination activities are conducted through the branch office network and centralized loan departments. Internal mortgage loan originations are also supplemented by wholesale loan purchases from third parties. As of December 31, 2012, the Puerto Rico segment had total assets and total deposits of $4.4 billion and $1.8 billion, respectively. The Puerto Rico segment also includes Doral Insurance Agency, a subsidiary of Doral Financial, which offers property, casualty, life and title insurance as an insurance agency, primarily to its mortgage loan customers, and Doral Recovery II (previously Casa Bella, LLC), an entity originally formed to dispose of a real estate project of which Doral Bank took possession during 2005, which now holds small commercial real estate loans and certain delinquent residential mortgage loans previously held by Doral Bank.

United States

This segment is the Company’s principal source of growth in the current economic environment. It includes retail banking in the United States through Doral Bank US operations (“Doral Bank US”), a division of Doral Bank, with 8 branches (including an administrative office) in New York and Florida, and Doral Money, which engages in commercial and construction lending in the New York City metropolitan area. This segment also includes the Company’s middle market syndicated lending unit that is engaged in purchasing assigned interests in senior credit facilities in the U.S. syndicated leverage loan market and is the primary source of growth in the Company’s loan portfolio.

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Liquidating Operations

This segment contains those activities and assets related to the Company’s liquidating portfolios, loan and other real estate owned of Puerto Rico construction and land portfolios, managed by Doral Recovery and Doral Recovery II with the purposes of resolving the assets in a way that maximizes the Company’s returns on these assets. No growth or new loans are expected in the portfolios within this segment, except as part of working the loan out in the best interests of the Company.

Treasury

The Company’s Treasury function handles its investment portfolio, interest rate risk management and liquidity position. It also serves as a source of funding for the Company’s other lines of business.

RISK FACTORS

Our business, financial condition, operating results and/or the market price of our common stock may be adversely affected by a number of risk factors. Readers should carefully consider, in connection with other information disclosed in our current, periodic and annual filings made with the SEC under the Securities Exchange Act of 1934, as amended, the risk factors set forth below. The following discussion sets forth some of the more important risk factors that could affect our business, financial condition or results of operations. These risk factors and other presently unforeseen risk factors could cause our actual results to differ materially from those stated in any forward-looking statements included in our other filings with the SEC. In addition, these risk factors and other presently unforeseen risk factors could have a material adverse effect on our business, financial condition, or results of operations.

The risk factors described below are not the only risks facing the Company. Additional risks and uncertainties not currently known to the Company or currently deemed by the Company to be immaterial also may materially adversely affect the Company’s business, financial condition or results of operations.

The risk factors described below supersede and replaces the risk factors contained in the Reoffer Prospectus.

Risks Related to our Business and Operations

Operating restrictions and conditions under the Consent Order and the Written Agreement will increase Doral Financial’s operating costs and adversely affect Doral Financial’s results of operations.

Doral Bank entered into a Consent Order with the FDIC and the Office of the Commissioner on August 8, 2012 (the “Consent Order”), and Doral Financial entered into a Written Agreement with the Federal Reserve Bank of New York (the “FRBNY”) on September 11, 2012 (the “Written Agreement”). The Consent Order and the Written Agreement impose operating restrictions and conditions on Doral Bank and Doral Financial. Both the Consent Order and the Written Agreement increase the reporting obligations of Doral Financial and Doral Bank to their regulators.

We anticipate that we will need to continue to dedicate significant resources to our efforts to comply with the Consent Order and the Written Agreement, which are expected to increase our operational costs and adversely affect the amount of time our management has to conduct our business. The additional operating costs to comply with, and the restrictions under, the Consent Order and the Written Agreement will adversely affect Doral Financial’s results of operations.

Under the Consent Order and the Written Agreement the FRBNY, FDIC and the Office of the Commissioner may impose conditions on Doral Financial and/or Doral Bank that one or both entities may not be able to comply with, or even if complied with may materially adversely affect Doral Financial’s and/or Doral Bank’s operations and liquidity and capital resources, as well as their ability to meet their regulatory or financial obligations. If we fail to comply with the Consent Order or the Written Agreement in the future, or if, in the opinion of the FRBNY, FDIC, or the Office of the Commissioner, our financial, operating or regulatory condition has significantly deteriorated, we may become subject to additional regulatory enforcement actions up to and including the appointment of a receiver or conservator for Doral Bank.

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Doral Financial and Doral Bank are subject to the supervision and regulation of various banking regulators and have entered into the Written Agreement and the Consent Order with these regulators, and these regulators could take additional actions against Doral Financial or Doral Bank.

As a regulated financial services firm, our good standing with our regulators is of fundamental importance to the continuation and growth of our businesses. Doral Financial is subject to supervision and regulation by the FRBNY and the Office of the Commissioner, and Doral Bank is subject to supervision and regulation by the FDIC, the Office of the Commissioner and the state banking regulatory authorities of the states in which it has operations.

Federal banking regulators, in the performance of their supervisory and enforcement duties, have significant discretion and power to initiate enforcement actions for violations of laws and regulations and unsafe or unsound practices. The enforcement powers available to federal banking regulators include, among others, the ability to assess civil monetary penalties, to issue cease and desist or removal orders, to require written agreements and to initiate injunctive actions.

Doral Financial and Doral Bank have entered into the Written Agreement and the Consent Order with the FRBNY, the FDIC and the Office of the Commissioner. These banking regulators could take further actions with respect to Doral Financial or Doral Bank and, if any such further actions were taken, such actions could have a material adverse effect on Doral Financial. The operating and other conditions of the Consent Order and the Written Agreement could lead to an increased risk of being subject to additional regulatory actions, as well as additional actions resulting from future regular annual safety and soundness and compliance examinations by these federal and state regulators. Doral Financial’s banking regulators could take additional actions to protect Doral Bank or to ensure that the holding company remains as a source of financial and managerial strength to Doral Bank, and such actions could have adverse effects on Doral Financial.

Our ability to diversify our business operations in the United States is dependent upon approval of our operating plans by the FRBNY, the FDIC and/or the Office of the Commissioner. If we do not continue to receive the approval of the FRBNY, the FDIC and/or the Office of the Commissioner to develop our operations in the United States our business and results of operations will be materially adversely affected.

Because of the weak economic conditions in Puerto Rico we are diversifying our business operations through the development of our banking operations in New York and Florida. Because Doral Financial is a party to the Written Agreement with the FRBNY and Doral Bank is a party to the Consent Order with the FDIC and the Office of the Commissioner, we may be required to seek approval to take some actions under our operating plans, including further development of our banking operations in New York and Florida. If the FRBNY, the FDIC and/or the Office of the Commissioner do not approve the continued development of our banking operations in New York and Florida, our business and results of operations will be materially adversely affected.

Doral Bank is required to obtain the approval from the FDIC prior to accepting, renewing or rolling over any brokered deposits. If the FDIC does not allow Doral Bank to accept, renew or rollover any brokered deposits, Doral Bank may not be able to meet its liquidity needs or future obligations.

Doral Bank’s liquidity relies in part upon brokered deposits. Under the Consent Order with the FDIC, Doral Bank must obtain a waiver from the FDIC prior to accepting, renewing or rolling over any brokered deposits. If the FDIC does not approve the acceptance, renewal or rollover of brokered deposits, or limits Doral Bank’s ability in any material way, Doral Bank’s liquidity, operations and ability to meet its obligations will be materially adversely affected.

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Our decisions regarding credit risk and the allowance for loan and lease losses may materially and adversely affect our business and results of operations. If we need to materially increase our allowance for loan and lease losses, our business and results of operations will be materially adversely affected.

Making loans is an essential element of our business, and there is a risk that the loans will not be repaid. This default risk is affected by a number of factors, including:

•	the duration of the loan;

•	credit risk of a particular borrower;

•	changes in economic or industry conditions; and

•	in the case of a collateral loan, risks resulting from uncertainties about the future value of collateral.

We strive to maintain an appropriate allowance for loan and lease losses to provide for probable losses inherent in the loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors such as default frequency, internal risk ratings, expected future cash collections, loss recovery rates, severity experience, fair value estimates and general economic factors, among others.

We establish a provision for loan losses, which leads to reductions in our income from operations, in order to maintain our allowance for inherent losses at a level which we deem to be appropriate based upon an assessment of the quality of our loan portfolio. The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires us to make significant estimates and judgments regarding credit risks and future trends, all of which may undergo substantial changes.

We believe our allowance for loan and lease losses is currently sufficient given the constant monitoring of the risk inherent in the loan portfolio. However, there is no precise method of predicting loan losses and therefore we always face the risk that charge-offs in future periods will exceed the allowance for loan and lease losses and that additional provisions to increase the allowance for loan and lease losses will be required. In addition, the FRBNY, the FDIC and/or the Office of the Commissioner may require us to establish additional reserves. Substantial additions to the allowance for loan and lease losses would materially adversely affect our results of operations and our financial condition.

Deteriorating credit quality has adversely impacted us and may continue to adversely impact us.

We have experienced a downturn in credit quality since 2006. Our credit quality has continued to be under pressure during 2013 as a result of continued recessionary conditions in Puerto Rico and the slow-down in consumer activity and economic growth in the United States that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values. We expect that credit conditions and the performance of our loan portfolio may continue to deteriorate in the near future.

Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments. If the credit quality of the customer base materially decreases, if the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations could be adversely affected.

Changes in collateral values of properties located in distressed economies may require increased reserves.

Substantially all of our loans are located within the boundaries of the United States economy. Whether the collateral for a loan is located in Puerto Rico or the United States mainland, the performance of our loan portfolio and the collateral value backing the loan transactions are dependent upon the performance of and conditions within each specific real estate market. Puerto Rico has been in recessionary conditions since 2006. Sustained weak economic conditions that have affected Puerto Rico and the United States over the last several years have resulted in declines in collateral values.

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We measure the impairment of a loan based on the fair value of the collateral, if collateral dependent, which is generally obtained from appraisals. Updated appraisals are requested when we determine that loans are impaired and are subsequently updated at least annually for residential properties and between 12 and 18 months for commercial properties. In addition, appraisals are also obtained for certain residential mortgage loans on a spot basis based on specific characteristics such as delinquency levels, age of the appraisal and loan-to-value ratios. The appraised value of the collateral may decrease or we may not be able to recover collateral at its appraised value. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations.

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. When interest rates rise, the rate of interest we pay on our liabilities generally rises more quickly than the rate of interest that we receive on our interest-bearing assets, which may cause our profits to decrease. The impact on earnings is more adverse when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates.

Increases in interest rates may reduce the value of our holdings of securities and demand for our mortgage and other loans.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of other-than-temporary impairment on our investments portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also influence our ability to finance these securities. Higher interest rates also increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of our loan origination income.

Doral Financial and Doral Bank are subject to regulatory capital adequacy and other supervisory guidelines, and if we fail to meet those guidelines our business and financial condition would be adversely affected.

Under regulatory capital adequacy guidelines and other regulatory requirements, Doral Financial and Doral Bank must meet guidelines that include quantitative measures of assets, liabilities and certain off balance sheet items, subject to quantitative judgments by regulators regarding components, risk weightings and other factors. Supervisory guidelines also address, among other things, asset quality and liquidity. If either Doral Financial or Doral Bank fail to meet these minimum capital adequacy requirements or any other supervisory and regulatory requirements (including those requirements set forth in the Consent Order and the Written Agreement), our business and financial condition will be adversely affected. A failure to meet regulatory capital adequacy guidelines, among other things, would further affect Doral Bank’s ability to accept or rollover brokered deposits and could result in additional supervisory actions by federal and/or Puerto Rico banking authorities.

The hedging transactions that we enter into may not be effective in managing the exposure to interest rate risk.

We use derivatives, to a limited extent, to manage part of our exposure to market risk caused by changes in interest rates. The derivative instruments that we may use also have their own risks, which include: (i) basis risk, which is the risk of loss associated with variations in the spread between the asset yield and funding and/or hedge cost; (ii) credit or default risk, which is the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations; and (iii) legal risk, which is the risk that we are unable to enforce the terms of such instruments. All or any of these risks could expose us to losses.

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Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risk could adversely affect our consolidated results of operations.

We may fail to identify and manage risks related to a variety of aspects of our business, including, but not limited to, operational risk, interest-rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted various controls, procedures, policies and systems to monitor and manage risk, and we currently believe that our risk management policies and procedures are effective. Nonetheless, if our risk management controls, procedures, policies and systems, including those designed to protect our networks, systems, computers and data from attack, damage or unauthorized access, were to fail or be circumvented, we could incur losses or suffer reputational damage or find ourselves out of compliance with applicable regulatory mandates or expectations.

Some of our methods for managing risks and exposures are based upon the use of observed historical market behavior or statistics based upon historical models. As a result, these methods may not fully predict future exposures, which could be significantly greater than our historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated.

We may also be subject to disruptions from external events that are wholly or partially beyond our control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our consolidated results of operations could be adversely affected. When we record balance sheet reserves for probable loss contingencies related to operational losses, we may be unable to accurately estimate our potential exposure, and any reserves we establish to cover operational losses may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition for the periods in which we recognize the losses.

If the financial, accounting, data processing or other operating systems and facilities fail to operate properly, become disabled, experience security breaches or have other significant shortcomings, we could be materially adversely affected.

Our businesses are dependent on our ability and the ability of our third party service providers to process, record and monitor a large number of transactions. Although we and our third party service providers devote significant resources to maintain and upgrade our systems and processes that are designed to protect the security of computer systems, software, networks and other technology assets and the confidentiality, integrity and availability of information belonging to us and our customers, there is no assurance that our security systems and those of our third party service providers will provide absolute security. Financial services institutions and companies engaged in data processing have reported breaches in the security of their websites or other systems, some of which have involved sophisticated and targeted attacks intended to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage systems, often through the introduction of computer viruses or malware, cyber-attacks and other means. Despite our efforts and those of our third party service providers to ensure the integrity of these systems, it is possible that we or our third party service providers may not be able to anticipate or to implement effective preventive measures against all security breaches of these types, especially because techniques used change frequently or are not recognized until launched, and because security attacks can originate from a wide variety of sources.

A successful breach of the security of our systems or those of our third party service providers could cause serious negative consequences to us, including significant disruption of our operations, misappropriation of our confidential information or the confidential information of our customers, or damage to our computers or operating systems, and could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss in confidence in our security measures, customer dissatisfaction, litigation exposure, and harm to our reputation, all of which could have a material adverse effect on us.

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We could incur increased costs or reductions in revenue or suffer reputational damage in the event of misuse of information.

Our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks regarding our customers and their accounts. To provide our products and services to our customers, we use information systems and infrastructure that we and third party service providers operate. As a financial institution, we also are subject to and are examined for compliance with an array of data protection laws, regulations and guidance, as well as to our own internal privacy and information security policies and programs.

Information security risks for financial institutions like us have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions and the increased sophistication and activities of organized crime, hackers and other external parties. Our technologies and systems may become the target of cyber-attacks or other attacks that could result in the misuse or destruction of our or our customers’ confidential, proprietary or other information or that could result in disruptions to the business operations of us or our customers or other third parties. Also, our customers, in order to access some of our products and services, may use personal computers, smart mobile phones, tablet PCs and other devices that are beyond our controls and security systems. Further, a breach or attack affecting one of our third-party service providers or partners could impact us through no fault of our own. In addition, because the methods and techniques employed by perpetrators of fraud and others to attack systems and applications change frequently and often are not fully recognized or understood until after they have been launched, we and our third-party service providers and partners may be unable to anticipate certain attack methods in order to implement effective preventative measures.

While we have policies and procedures designed to prevent or limit the effect of the possible security breach of our information systems, if unauthorized persons were somehow to get access to confidential or proprietary information in our possession or to our proprietary information, it could result in significant legal and financial exposure, damage to our reputation or a loss of confidence in the security of our systems that could adversely affect our business.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make significant estimates that affect our financial statements. Three of Doral Financial’s most critical estimates are the level of the allowance for loan and lease losses, the valuation of mortgage servicing rights and the reserve for deferred tax assets.

Due to the inherent nature of these estimates we may significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance, and may recognize a significant provision for impairment of our mortgage servicing rights. If Doral Financial’s allowance for loan and lease losses turns out to be insufficient to cover actual losses in our loan portfolio, our business, financial condition, including our liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Doral Financial may have to increase its allowance for loan and lease losses, which could have a material adverse effect on its capital and results of operations. Maintaining deferred tax assets without reserves requires generation of future taxable income levels that provides for use of the deferred tax assets in the future.

Defective and repurchased loans may harm our business and financial condition.

In connection with the sale and securitization of mortgage loans, we are generally required to make a variety of customary representations and warranties regarding us and the loans being sold or securitized. Our obligations with respect to these representations and warranties are generally outstanding for the life of the loan, and they relate to, among other things:

•	compliance with laws and regulations;

•	underwriting standards;

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•	the accuracy of information in the loan documents and loan file; and

•	the characteristics and enforceability of the loan.

A loan that does not comply with these representations and warranties may take longer to sell, may impact our ability to obtain third-party financing for the loan, and be unsalable or salable only at a significant discount. If such a loan is sold before we detect a noncompliance, we may be obligated to repurchase the loan and bear any associated loss directly, or we may be obligated to indemnify the purchaser against any such loss, either of which could reduce our cash available for operations and liquidity.

Our management believes that it has established controls to ensure that loans are originated in accordance with the secondary market’s requirements, but mistakes may be made, or certain employees may deliberately violate our lending policies. We seek to minimize repurchases and losses from defective loans by correcting flaws, if possible, and selling or re-selling such loans. We do not have a reserve on our financial statements for possible losses related to repurchases resulting from representation and warranty violations because we do not expect any such losses to be significant. Losses associated with defective loans may adversely impact our results of operations or financial condition.

We are exposed to credit risk from mortgage loans held pending sale and mortgage loans that have been sold subject to recourse arrangements.

We are generally at risk for mortgage loan defaults from the time we fund a loan until the time the loan is sold or securitized into a mortgage-backed security. In the past, we retained, through recourse arrangements, part of the credit risk on sales of mortgage loans that did not qualify for GNMA, FNMA or FHLMC sale or exchange programs and consequently may suffer losses on these loans. We suffer losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan and the costs of holding and disposing of the related property. We estimate the fair value of the retained recourse obligation or of any liability incurred at the time of sale, and include such obligation with the net proceeds from the sale, resulting in lower gain-on-sale recognition. We evaluate the fair value of our recourse obligation based on historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment. If we suffer a significant amount of losses from mortgage loans held or sold, our financial condition and results of operations would be materially adversely affected.

We are subject to risks in servicing loans for others. If we experience significant losses in servicing loans for others our financial condition and results of operations could be materially adversely affected.

Our profitability may also be adversely affected by mortgage loan delinquencies and defaults on mortgage loans that we service for third parties. Under many of our servicing contracts, we must advance all or part of the scheduled payments to the owner of an outstanding mortgage loan, even when mortgage loan payments are delinquent. In addition, in order to protect their liens on mortgaged properties, owners of mortgage loans usually require that we, as servicer, pay mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. We generally recover our advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, in the interim, we must absorb the cost of the funds we advance during the time the advance is outstanding. We must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and we will not receive any future servicing income with respect to that loan. If we experience significant losses in servicing loans for others our financial condition and results of operations could be materially adversely affected.

As a result of our credit ratings, we may be subjected to increased collateral requirements and other measures that could have an adverse impact on our results of operations and financial condition.

We have previously sold or securitized mortgage loans in transactions with FNMA and other counterparties subject to partial or full recourse. As of December 31, 2012, the maximum contractual exposure to us if we were required to purchase all loans sold subject to partial or full recourse was $476.7 million, $388.9 million of which consisted of exposure to FNMA. Our contractual agreements with FNMA authorize FNMA to require us to post

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additional collateral to secure our recourse obligations with FNMA, and FNMA has the contractual right to request collateral for the full amount of our recourse obligations when, as now, we do not maintain an investment grade rating. In January 2006, we agreed to post with FNMA $44.0 million in collateral to secure our recourse obligations, and currently have $44.9 million pledged to FNMA as collateral.

In addition, certain of our servicing agreements, such as those with Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”) and Government National Mortgage Association (“GNMA”), contain provisions triggered by changes in our financial condition or failure to maintain required credit ratings. We do not currently maintain the credit ratings required by GNMA and possibly other counterparties, which may result in increased collateral requirements and/or require us to engage a substitute fund custodian, or could result in termination of our servicing rights. Termination of our servicing rights, requirements to post additional collateral or the loss of custodian funds could reduce our liquidity and have an adverse impact on our operating results.

Our ability to sell loans and other mortgage products to government-sponsored entities could be impacted by changes in our financial condition or the historical performance of our mortgage products.

Our ability to sell mortgage products to government-sponsored entities (“GSEs”), such as FNMA, FHLMC and GNMA, depends, among other things, on our financial condition and the historical performance of our mortgage products. To protect our ability to continue to sell mortgage products to GNMA and other GSEs, we have and may in the future repurchase defaulted loans from such counterparties. During 2012 and 2011, we repurchased $42.0 million and $54.7 million, respectively, of defaulted Federal Housing Administration guaranteed loans from GNMA. Any such repurchases in the future may negatively impact our liquidity and operating results. Termination of our ability to sell mortgage products to the GSEs would have a material adverse effect on our results of operations and financial condition.

We may fail to retain and attract key employees and management personnel. If we are unable to retain and attract sufficient key employees and management personnel our ability to operate our business could be materially adversely affected.

Our success has been and will continue to be influenced by our ability to retain and attract key employees and management personnel, including senior and middle management. Our ability to attract and retain key employees and management personnel may be adversely affected as a result of the workload and stress associated with our business transformation efforts, and related regulatory risks and uncertainties; and the consolidation of the Puerto Rico banking industry. If we are unable to retain and attract sufficient key employees and management personnel our ability to operate our business could be materially adversely affected.

Competition with other financial institutions could adversely affect the profitability of our operations.

We face significant competition from other financial institutions, many of which have significantly greater assets, capital and other resources. As a result, many of our competitors have advantages in conducting certain businesses and providing certain services. This competitive environment could force us to increase the rates we offer on deposits or lower the rates we charge on loans and, consequently, could adversely affect the profitability of our operations.

Damage to our reputation could damage our businesses.

Maintaining a positive reputation for Doral Financial is critical to our ability to attract and maintain customers, investors and employees. Damage to our reputation can therefore cause significant harm to our business and prospects. Harm to our reputation can arise from numerous sources, including, among others, employee misconduct, litigation or regulatory outcomes, failing to deliver minimum standards of service and quality, compliance failures, unethical behavior, and the activities of customers and counterparties. Negative publicity regarding Doral Financial, whether or not true, or damage to our reputation may also result in harm to our prospects and damage our business.

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We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated. If we are unable to keep pace with technological changes our business may be adversely affected.

If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. The financial services industry is changing rapidly and in order to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate. In addition, our networks, systems, computers and data could become vulnerable to attack, damage or unauthorized access as a result of rapid technological changes. If we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations.

Doral Financial has been the subject of an investigation by the U.S. Attorney’s Office for the Southern District of New York, which could require it to pay substantial fines or penalties.

On August 24, 2005, Doral Financial received a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York regarding the production of certain documents, including financial statements and corporate, auditing and accounting records prepared during the period relating to the restatement of Doral Financial’s financial statements. Doral Financial cannot predict when this investigation will be completed or what the results of this investigation will be. The effects and results of this investigation could have a material adverse effect on Doral Financial’s business, results of operations, financial condition and liquidity. Adverse developments related to this investigation, including any expansion of its scope, could negatively impact Doral Financial and could divert efforts and attention of its management team from Doral Financial’s ordinary business operations. Doral Financial may be required to pay material fines, judgments or settlements or suffer other penalties, each of which could have a material adverse effect on its business, results of operations, financial condition and liquidity.

This investigation could adversely affect Doral Financial’s ability to obtain, and/or increase the cost of obtaining, directors’ and officers’ liability insurance and/or other types of insurance, which could have a material adverse effect on Doral Financial’s businesses, results of operations and financial condition.

Doral Financial may be required to advance significant amounts to cover the reasonable legal and other expenses of its former officers and directors.

Under Doral Financial’s by-laws, Doral Financial is obligated to pay in advance the reasonable expenses incurred by former officers and directors in defending civil or criminal actions or proceedings pending final disposition of such actions. Since 2005, Doral Financial has been advancing funds on behalf of various former officers and directors in connection with the grand jury proceeding referred to above and investigations by the SEC relating to the restatement of Doral Financial’s financial statements.

On March 6, 2008, a former treasurer of Doral Financial was indicted for alleged criminal violations involving securities and wire fraud. On April 29, 2010, the former treasurer of Doral Financial was convicted on three of the five counts of securities and wire fraud he was facing after a five-week jury trial, which conviction he is appealing.

On August 13, 2009, the former treasurer of Doral Financial filed a complaint against Doral Financial in the Supreme Court of the State of New York. The complaint alleges that Doral Financial breached a contract with the plaintiff and Doral Financial’s by-laws by failing to advance payment of certain legal fees and expenses that the former treasurer has incurred in connection with a criminal indictment filed against him in the U.S. District Court for the Southern District of New York. Further, the complaint claims that Doral Financial fraudulently induced the plaintiff to enter into agreements concerning the settlement of a civil litigation arising from the restatement of Doral Financial’s financial statements for fiscal years 2000 through 2004. The complaint seeks declaratory relief, damages, costs and expenses. The former treasurer further moved for preliminary injunctive relief. On December 16, 2009, the parties entered into a Settlement Agreement. On December 17, 2009, the former treasurer’s motion for a preliminary injunction was denied as moot, and all further proceedings were stayed, but the procedures for future disputes between the parties outlined in the Settlement Agreement were not affected by the stay.

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On April 12, 2012, Mario S. Levis voluntarily dismissed the case pending before the Supreme Court of New York. Mr. Levis immediately thereafter filed a new complaint against the Company in the Superior Court of Puerto Rico. In his complaint Mr. Levis does not specify the exact amount of money and damages claimed, but he alleges that the Company owes him money and requests the fulfillment of the obligation to advance payment for the litigation costs concerning the defense of an indictment returned against him by a Grand Jury of the United States District Court for the Southern District of New York, which charged him with various counts of securities and wire fraud. On April 19, 2013, the Superior Court of Puerto Rico entered judgment dismissing Mr. Levis’ complaint against the Company.

On April 3, 2013, Mario S. Levis filed a new compliant against the Company, Mr. Glen R. Wakeman, President and CEO, and his wife, and Mr. Enrique R. Ubarri, Executive Vice President—General Counsel, and his wife, alleging that the Company owes Mr. Levis almost $3,000,000 in economic damages (plus interest), over $2,400,000 in legal fees and expenses, and an undisclosed amount for damages. Mr. Levis requests the fulfillment of the obligations to advance payment for the litigation costs concerning the defense of an indictment returned against him by a Grand Jury of the United States District Court for the Southern District of New York, which charged him with various counts of securities and wire fraud. Mr. Levis was convicted for one count of securities fraud, and two counts of wire fraud. On April 29, 2013, the United States Supreme Court denied the petition for a writ of certiorari. On May 7, 2013, Mr. Levis voluntarily dismissed the case against Mr. Wakeman and his wife and Mr. Ubarri and his wife. The case against the Company is at early stages.

The amounts required to be advanced in an appeal of the criminal conviction could be substantial and could materially adversely affect Doral Financial’s results of operations.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or an adverse effect to our reputation among investors or to customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition.

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

The resolution of legal actions or regulatory matters, if unfavorable, could have a material adverse effect on our results of operations or financial condition for the period in which such actions or matters are resolved or a reserve is established.

Risks Related to the General Business Environment and our Industry

Our credit quality may continue to be adversely affected by Puerto Rico’s recessionary economic conditions.

Because a majority of our business activities and credit exposure are still concentrated in Puerto Rico, our financial condition and results of operations are highly dependent on economic conditions in Puerto Rico.

The economy of Puerto Rico entered into a recession in the fourth quarter of the government’s fiscal year ended June 30, 2006. For fiscal years 2007, 2008, 2009, 2010 and 2011, Puerto Rico’s real gross national product decreased by 1.2%, 2.9%, 3.8%, 3.4% and 1.5%, respectively. According to the latest information and projections issued by the Puerto Rico Planning Board in April 2013, real gross national product for fiscal year 2012 increased by only 0.1%, real gross national product for fiscal year 2013 is projected to decrease by 0.4%, and real gross national product for fiscal year 2014 is projected to increase by 0.2%.

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The long recession in Puerto Rico has resulted in, among other things, a reduction in lending activity and an increase in the rate of default in commercial loans, commercial real estate loans, construction loans, consumer loans and residential mortgages. We have also experienced significant losses on our Puerto Rico loan portfolio due to a higher level of defaults on commercial loans, commercial real estate loans, construction loans, consumer loans and residential mortgages. The prolonged recessionary economic environment in Puerto Rico accelerated the devaluation of properties and increased portfolio delinquency when compared with previous periods.

The continuation of the economic slowdown would cause those adverse effects to continue, as delinquency rates may continue to increase in the short term, until sustainable growth of the Puerto Rico economy resumes. Also, potential reduction in consumer spending as a result of continued recessionary conditions may also impact growth in our other interest and non-interest revenue sources. Additional economic weakness in Puerto Rico and the U.S. mainland could further pressure residential property values, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral.

Our business concentration in Puerto Rico imposes risks.

We conduct our operations in a geographically concentrated area, as our main market is in Puerto Rico. This imposes risks from lack of diversification in the geographical portfolio. Our financial condition and results of operations are highly dependent on the economic conditions of Puerto Rico, where adverse political developments, continued recessionary economic conditions or natural disasters, among other things, could affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses and reduce the value of our loans and loan servicing portfolio. As a result, the value ofour collateral as well as our ability to obtain repayment of our loans and therefore our credit rating are all highly dependent upon Puerto Rico’s economic conditions. If Puerto Rico’s economic conditions do not improve our financial condition and results of operations could be materially adversely affected.

Difficult market conditions have already affected us and our industry and may continue to adversely affect us.

Given that almost all of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are particularly exposed to downturns in the United States economy. Dramatic declines in the United States housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including GSEs as well as major commercial banks and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital from private and government entities, to merge with larger and stronger financial institutions and, in some cases, to fail.

This market turmoil and tightening of credit led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has already adversely affected our industry and has and may continue to adversely affect our business, financial condition and results of operations. We experienced increased levels of non-performing assets and Other Than Temporary Impairment charges and losses on our non-agency mortgage-backed securities as a result of past market conditions. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

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Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future behaviors.

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The processes and models we use to estimate losses inherent in our credit exposure requires difficult, subjective, and complex judgments, including forecast of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the processes and models.

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Regulatory agency views of market conditions and the effect of market conditions on our borrowers may differ from those of our management, and such variance in views, if any, may contribute to increases in charge-offs and loan loss provisions.

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Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with GSEs) on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competition in our industry could intensify as a result of increasing consolidation of financial services companies in connection with current market conditions.

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue certain business opportunities.

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We may be required to pay in the future significantly higher FDIC assessments to insure our deposits if our FDIC assessment ratings continue to deteriorate or if market conditions do not improve or worsen.

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We may face higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically viable.

If current levels of market disruption and volatility continue or worsen, our ability to access capital and our business, financial condition and results of operations may be materially adversely affected.

We have been and could continue to be negatively affected by adverse economic conditions.

The United States and other countries recently faced a severe economic crisis, including a major recession. These adverse economic conditions have negatively affected, and are likely to continue to negatively affect for some time, our assets, including our loans and securities portfolios, capital levels, results of operations and financial condition. In response to the economic crisis, the United States and other governments established a variety of programs and policies designed to mitigate the effects of the crisis. These programs and policies appear to have stabilized the severe financial crisis that occurred in the second half of 2008, but the extent to which these programs and policies will assist in an economic recovery or may lead to adverse consequences, whether anticipated or unanticipated, is still unclear. If these programs and policies are ineffective in bringing about an economic recovery or result in substantial adverse developments, the economic conditions may again become more severe, or adverse economic conditions may continue for a substantial period of time. In addition, economic uncertainty that may result from the downgrading of United States long-term debt, from the fiscal imbalances in federal, state and local municipal finances combined with the political difficulties in resolving these imbalances, and from the debt and other economic problems of several European and Asian countries, may directly or indirectly adversely impact economic conditions faced by us and our customers. Any increase in the severity or duration of adverse economic conditions, including a near-term recession in the United States or a further delay in the economic recovery of Puerto Rico, would adversely affect our financial condition and results of operations.

Our business could be adversely affected if we cannot maintain access to stable funding sources.

The credit markets, although recovering, have experienced extreme volatility and disruption in recent years. At times during the past few years, the volatility and disruptions reached levels unprecedented in the past 60 years. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity of certain issuers, particularly for non-investment grade issuers like us.

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Our business requires continuous access to various funding sources. We need liquidity to, among other things, pay our operating expenses, pay interest on our debt, maintain our lending and investment activities and replace certain maturing liabilities. Without sufficient liquidity, we may be forced to curtail our operations. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit and our credit capacity. Our cash flows and financial condition could be materially adversely affected by disruptions in the financial markets.

We are generally able to fund our operations through deposits as well as through advances from the Federal Home Loan Bank and other alternative sources such as repurchase agreements, loans and brokered deposits. We expect to have continued access to credit from the foregoing sources of funds. However, there can be no assurance that such financing sources will continue to be available or will be available on favorable terms. In a period of financial disruption, or if negative developments occur with respect to us, the availability and cost of funding to us could be adversely affected. Our efforts to monitor and manage liquidity risk may not be successful to deal with dramatic or unanticipated changes in the global markets or other reductions in liquidity driven by us or market-related events. In the event that such sources of funds are reduced or eliminated and we are not able to replace them on a cost-effective basis, we may be forced to curtail our loan origination and investment activities, which would have a material adverse effect on our operations and financial condition.

Brokered deposits are typically sold through an intermediary to retail investors. Our ability to continue to attract brokered deposits is subject to variability based on a number of factors, including volume and volatility in the global markets, our credit rating and the relative interest rates that we are prepared to pay for these liabilities. Brokered deposits are generally considered a less stable source of funding than core deposits obtained through retail bank branches. Investors in brokered deposits are generally more sensitive to interest rates and will generally move funds from one depository institution to another based on small differences in interest rates on deposits. An unforeseen disruption in the brokered deposits market, stemming from factors such as legal, regulatory or financial risks, could adversely affect our ability to fund a portion of our operations and/or meet obligations.

Recent and/or future U.S. credit downgrades or changes in outlook by major credit rating agencies may have an adverse effect on financial markets, including financial institutions and the financial industry, any of which could adversely affect our liquidity, financial condition and results of operation.

On August 5, 2011, Standard and Poor’s downgraded the United States long-term debt rating from its AAA rating to AA+. On August 8, 2011, Standard and Poor’s downgraded from AAA to AA+ the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other United States government agencies linked to long-term United States debt. It is difficult to predict the effect of these actions, or any future downgrades or changes in outlook by Standard & Poor’s or either of the other two major credit rating agencies. However, these events could impact the trading market for United States government securities, including agency securities, and the securities markets more broadly, and consequently could impact the value and liquidity of financial assets, including assets in our investment portfolio. These actions could also create broader financial turmoil and uncertainty, which may negatively affect the global banking system and limit the availability of funding to financial institutions, including borrowing under repurchase agreements, at reasonable terms. In turn, this could have a material adverse effect on our liquidity, financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure our obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays or losses in recovering the assets posted as collateral or may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty.

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Many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Any such losses could materially and adversely affect our business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions in the U.S. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

Our income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the value of loans, investment securities and mortgage servicing assets, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits or other sources of funding.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations may be adverse and in some cases materially adverse.

The Dodd-Frank Wall Street Reform and Consumer Protection Act may adversely affect our business.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act. Some of the provisions of the legislation have already become effective. Other provisions will have extended implementation periods and delayed effective dates, and will be required to be implemented through regulatory action of various federal regulatory authorities. Because many of the provisions require future regulatory actions for their implementation, the ultimate impact of the legislation on the financial services industry and on our business, are not completely known at this time. The implementation of many of the provisions of the legislation will affect our business and are expected to add new regulatory risk and compliance burdens and costs on the financial services industry and us. The implementation of this legislation could result in loss of revenue, limit our ability to pursue certain business opportunities we might otherwise consider engaging in, impact the value of some of the assets we hold, require us to change certain of our business practices, impose additional costs on us, and establish more stringent capital, liquidity and leverage ratio requirements on us. Any or all of these actions could materially adversely affect our business, financial condition and results of operations.

Implementation of BASEL III could reduce our regulatory capital ratios and increase regulatory capital requirements that could adversely and in some cases materially adversely affect our business, financial condition and results of operations.

In June 2012, the FRB and FDIC issued notices of proposed rulemaking (“NPRs”) that would revise and replace each of these agencies’ current capital rules to align with the BASEL III capital standards and meet certain requirements of the Dodd-Frank Act. Certain requirements of the NPRs would establish more restrictive requirements for instruments to qualify as capital, higher risk-weightings for certain asset classes (including non-performing loans, certain commercial real estate loans, and certain types of residential mortgage loans), capital buffers and higher minimum capital ratios. The NPRs provided for a comment period through October 22, 2012 and the proposals are subject to further modification by the FRB and FDIC prior to being issued in final form. The

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proposals suggested an effective date of January 1, 2013, but on November 9, 2012 the FRB and FDIC issued a statement saying that given the volume of comments and wide range of views expressed, the FRB and FDIC did not expect that any of the proposed rules would become effective on January 1, 2013.

The proposed revisions would, among other things, include implementation of a new common equity Tier 1 minimum capital requirement and apply limits on a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a specified amount of common equity Tier 1 capital in addition to the amount necessary to meet its minimum risk-based capital requirements. The NPRs also would establish more conservative standards for including an instrument in regulatory capital. The revisions set forth in these NPRs are consistent with section 171 of the Dodd-Frank Act, which requires the FRB and FDIC to establish minimum risk-based and leverage capital requirements. The FRB and FDIC are also proposing to revise their rules for calculating risk-weighted assets to enhance risk sensitivity and address weaknesses identified over recent years. The revisions include methodologies for determining risk-weighted assets for residential mortgages, securitization exposures, and counterparty credit risk.

The implementation of the NPRs as proposed could reduce our regulatory capital ratios and thereby could adversely and in some cases materially adversely affect our business, financial condition and results of operations.

We operate within a highly regulated industry and our business and results are significantly affected by the regulations to which we are subject; changes in statutes and regulations could adversely affect us.

We operate within a highly regulated environment. The regulations to which we are subject will continue to have a significant impact on our operations and the degree to which we can grow and be profitable. Certain regulators which supervise us have significant power in reviewing our operations and approving our business practices. These powers include the ability to place limitations or conditions on activities in which we engage or intend to engage. Particularly in recent years, our businesses have experienced increased regulation and regulatory scrutiny, often requiring additional resources. We are also subject to the requirements and limitations of the Consent Order and the Written Agreement. If we do not comply with governmental regulations and other supervisory requirements, we may become subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business, financial condition and results of operations.

In addition, new proposals for legislation continue to be introduced in the United States Congress or the Puerto Rico Legislature that could further increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the financial services industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

We cannot predict the substance or impact of any change in regulation, whether by regulators or as a result of legislation enacted by the United States Congress or by the Puerto Rico Legislature, or in the way such statutory or regulatory requirements are interpreted or enforced. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business practices, require us to increase our regulatory capital and limit our ability to pursue certain business opportunities in an efficient manner and thereby could adversely and in some cases materially adversely affect our business, financial condition and results of operations.

Further increases in the FDIC insurance assessment premiums or required reserves may materially adversely affect us.

The FDIC insures deposits at FDIC-insured depository institutions up to certain limits. The FDIC charges insured depository institutions such as us premiums to maintain the depositary insurance fund (“DIF”). Recent economic conditions have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits (which were permanently increased to $250,000 by the Dodd-Frank Act) using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

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The Dodd-Frank Act requires the FDIC to increase the DIF’s reserves against future losses, which will necessitate increased deposit insurance premiums. In October 2010, the FDIC addressed plans to bolster the DIF by increasing the required reserve ratio for the industry to 1.35 percent (ratio of reserves to insured deposits) by September 30, 2020, as required by the Dodd-Frank Act. In December 2010, the FDIC approved a final rule raising its industry target ratio of reserves to insured deposits to 2 percent, 65 basis points above the statutory minimum, but the FDIC does not project that goal to be met until 2027.

On February 7, 2011, the FDIC approved a final rule that amended the deposit insurance assessment regulations. The final rule implemented a provision in the Dodd-Frank Act that changes the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average Tier 1 Capital. The final rule also changed the assessment rate schedules for insured depository institutions so that approximately the same amount of revenue would be collected under the new assessment base as would be collected under the then current rate schedule and the schedules previously proposed by the FDIC in October 2010.

We are generally unable to control the amount of assessments that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, or if our risk rating deteriorates for purposes of determining the level of our FDIC insurance assessments, we may be required to pay even higher FDIC insurance assessments than the recently increased levels. Any future increases in FDIC insurance assessments may materially adversely affect our business, financial condition and results of operations.

The consolidation of the Puerto Rico banking industry as a result of bank failures in 2010 may adversely affect us.

In April 2010, the FDIC closed three Puerto Rico banks and sold some of their assets and liabilities to other banks in Puerto Rico. In the future, there may be additional bank failures, and/or other mergers and acquisitions in our industry. Any business combinations could significantly alter industry conditions and competition within the Puerto Rico banking industry and could have a material adverse effect on our business, financial condition and results of operations.

In addition, the strategies adopted by the FDIC and the three acquiring banks in connection with some of the residential, construction and commercial real estate loans acquired by other financial institutions as a result of the resolution of other banks in Puerto Rico may adversely affect residential and commercial real estate values in Puerto Rico. This in turn may adversely affect the value of some of our residential, construction and commercial real estate loans, and our ability to sell or restructure some of our residential, construction and commercial real estate loans and thereby could adversely and in some cases materially adversely affect our business, financial condition and results of operations.

Changes in accounting standards issued by the Financial Accounting Standards Board (the “FASB”) or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of US GAAP, which is periodically revised and/or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards and updates thereto issued by the FASB. Market conditions have prompted accounting standard setters to promulgate new requirements that further interpret or seek to revise accounting pronouncements related to financial instruments, structures or transactions as well as to revise standards to expand disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed by us in footnotes to our financial statements included in our filings with the SEC. An assessment of proposed standards and updates thereto is not provided as such proposals are still subject to change. It is possible that future accounting standards and updates thereto that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our business financial condition and results of operations.

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Risks related to our common stock

Our common stock may be delisted from the New York Stock Exchange (the “NYSE”).

On November 8, 2012, we were notified by the NYSE that the average per share closing price of our common stock during the 30 trading-day period ending October 31, 2012 was below the NYSE’s continued listing standard relating to minimum average closing share price. The NYSE’s Listed Company Manual provides that we will be considered to be below compliance standards if the average closing price of our common stock is less than $1.00 over a consecutive 30 trading-day period.

We have six months from receipt of the notice to regain compliance with the NYSE’s price condition and bring our share price and average share price back above $1.00 per share. We notified the NYSE that we intend to regain compliance with the NYSE’s price condition and bring our share price and average share price back above $1.00 per share. In connection with our annual meeting of shareholders to be held on June 19, 2013, our Board of Directors will submit a proposal to our shareholders to approve a reverse stock split to cure the condition. If the reverse stock split proposal is approved by our shareholders and completed by our Board of Directors, the condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days.

It is not certain that we will be able to regain compliance with the NYSE’s price condition within the time frame allotted. Delisting from the NYSE would have an adverse effect on the liquidity of our common stock and, as a result, the market price of our common stock would be adversely affected. Delisting could also make it more difficult for us to raise additional capital.

Additional issuances of common stock or securities convertible into common stock may further dilute existing holders of our common stock.

We may determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of our common stock, securities convertible into or exchangeable for shares of our common stock, or common-equivalent securities to fund strategic initiatives or other business needs or to raise additional capital. Depending on our capital needs, we may make such a determination in the near future or in subsequent periods. The market price of our common stock could decline as a result of any such future offering, as well as other sales of a large block of shares of our common stock or similar securities in the market thereafter, or the perception that such sales could occur.

In addition, such additional equity issuances would reduce any earnings available to the holders of our common stock and the return thereon unless our earnings increase correspondingly. We cannot predict the timing or size of future equity issuances, if any, or the effect that they may have on the market price of our common stock. The issuance of substantial amounts of equity, or the perception that such issuances may occur, could adversely affect the market price of our common stock.

Dividends on our common stock have been suspended; Doral Financial may not be able to pay dividends on its common stock in the future.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. On April 25, 2006, we announced that, as a prudent capital management decision designed to preserve and strengthen our capital, our board of directors had suspended the quarterly dividend on our common stock. In addition, we will be unable to pay dividends on our common stock unless and until we resume payments of dividends on our preferred stock and in certain cases pay accumulated dividends, which were suspended by our board of directors in March 2009.

Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over Doral Financial and such other factors deemed relevant by our board of directors. Under the Written Agreement, we are restricted from paying dividends on our capital stock without the prior written approval of the Federal Reserve Bank and the Director of the Division of Banking Supervision and

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Regulation of the Federal Reserve. We are required to request permission for the payment of dividends on our common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date. We may not receive approval for the payment of such dividends in the future or, even with such approval, our board of directors may not resume payment of dividends. Our inability to pay dividends on our common stock may could to adversely affect the stock price of our common stock.

The price of our common stock may be subject to fluctuations and volatility.

The market price of our common stock could be subject to significant fluctuations because of factors specifically related to our businesses and general market conditions. Factors that could cause such fluctuations, particularly negative fluctuations of our stock price, many of which could be beyond our control, include the following:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions, dispositions and other material events by us or our competitors;

•

changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to general market or economic conditions and those that may be specifically directed to us;

•	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions in our principal markets;

•	the departure of key personnel;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from expectations of management, securities analysts and investors;

•	changes in financial reports by securities analysts;

•	developments related to investigations, proceedings, or litigation that involve us and developments relating to the Consent Order and the Written Agreement; and

•	the occurrence of major catastrophic events, including terrorist attacks.

All of our debt obligations and our preferred stock will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Doral Financial, our common stock would rank below all debt claims against us and all of our outstanding shares of preferred stock. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon our liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Our certificate of incorporation, our by-laws and certain banking law provisions contain provisions that could discourage an acquisition or change of control of Doral Financial.

Certain provisions under Puerto Rico and federal banking laws and regulations, together with certain provisions of our certificate of incorporation and by-laws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our common stock at above-market prices.

Our suspension of preferred stock dividends could result in the expansion of our board of directors.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all outstanding series of our convertible preferred stock and our noncumulative preferred stock. The

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suspension of dividends for our noncumulative preferred stock was effective and commenced with the dividends for the month of April 2009. The suspension of dividends for our convertible preferred stock was effective and commenced with the dividends for the quarter commencing in April 2009.

Since we have not paid dividends in full on our noncumulative preferred stock for at least eighteen consecutive monthly periods, or paid dividends in full on our convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to at least six fiscal quarters, the holders of our preferred stock, all acting together as a single class, have the right to elect two additional members to our board of directors. We called a special meeting of our preferred stockholders to be held on August 3, 2011 to permit holders of our preferred stock to nominate and seek to have elected the two additional members to our board of directors. Due to the lack of a quorum, the Special Meeting was not able to be held. The holders of 10% of the total number of outstanding shares of our preferred stock, all acting together as a single class, are entitled to call a special meeting for the election of two additional members to our board of directors.

MATERIAL CHANGES

Since the filing with the SEC on March 13, 2013 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 there have not been any material changes in our affairs that have not been described in a report on Form 10-Q or Form 8-K as subsequently filed with the SEC.

SELLING STOCKHOLDERS

This prospectus relates to shares of our common stock that the Selling Stockholders may offer for resale from time to time. The table below sets forth information with respect to the beneficial ownership of our common stock by each Selling Stockholder immediately prior to and after this offering assuming the sale of all of the shares offered hereby. The number of shares in the column “Number of Shares Owned” represents the total number of shares that a Selling Stockholder currently owns or has the right to acquire within sixty (60) days of June 17, 2013. The number of shares in the columns “Number of Shares to be Offered” represents all of the shares that a Selling Stockholder may offer under this prospectus.

The table and footnotes assume the sale of all of the shares offered hereby. However, because the Selling Stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of any sales. We also do not know how long the Selling Stockholders will hold the shares before selling them.

All information with respect to beneficial ownership has been furnished by the Selling Stockholders. Information concerning the Selling Stockholders may change from time to time, and changed information will be presented in a supplement to this prospectus if and when necessary and required. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

The information contained in the following table is as of June 17, 2013, and supersedes and replaces the table of Selling Stockholders, and the related footnotes, contained in the Reoffer Prospectus.

Name	Number of Shares Owned(1)	Number of Shares to be Offered (2)	Number of Shares Owned After Offering(3)	Percentage of Shares Owned After Offering
Glen R. Wakeman (4)	3,894,327	500,000	3,394,327
Robert E. Wahlman (5)	1,089,196	200,000	889,196	*
Christopher C. Poulton (6)	983,878	200,000	783,878	*
Enrique R. Ubarri, Esq. (7)	620,691	100,000	520,691	*
Penko Ivanov (8)	54,100	50,000	4,100	*
Greg DeVany (9)	150,000	100,000	50,000	*
Ilia Rodríguez (10)	100,000	50,000	50,000	*
Maricarmen Logroño (11)	300,000	50,000	250,000	*
Paul Mak (12)	57,854	50,000	7,854	*
Steve Kluger (13)	100,000	100,000	0	*
Vickie Lester (14)	100,000	100,000	0	*

*	Less than one percent.

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(1)	Represents shares of our common stock beneficially owned by each selling stockholder as of June 17, 2013, and includes shares of our common stock that have been granted under the Plan to each Selling Stockholder (including shares that such individual has the right to acquire within sixty (60) days of June 17, 2013) and any other shares of our common stock beneficially owned by each Selling Stockholder (none of such other shares are being offered by this prospectus).
(2)	Does not constitute a commitment to sell any or all of the stated number of shares of our common stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion, subject to any applicable limitations on resale of securities under the Securities Act of 1933, as amended, and any rules promulgated thereunder.
(3)	Assumes that all shares of our common stock offered hereby are sold but no other shares held by the Selling Stockholders are sold.
(4)	Glen R. Wakeman has served as our President and Chief Executive Officer since August 2006. Beneficial ownership includes 3,894,327 shares of our common stock including 500,000 shares of restricted stock granted to Mr. Wakeman pursuant to the Plan that have vested as of June 17, 2013 or that will vest within sixty (60) days thereof.
(5)	Robert E. Wahlman served as our Executive Vice President - Chief Financial and Investment Officer from March 2009 to May 17, 2013. Beneficial ownership includes 1,089,196 shares of our common stock including 200,000 shares of restricted stock granted to Mr. Wahlman pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.
(6)	Christopher C. Poulton has served as our Executive Vice President - U.S. Operations since March 2009. He served as Executive Vice President and Chief Business Development Officer from June 1, 2007 to March 2009. Beneficial ownership includes 983,878 shares of our common stock including 200,000 shares of restricted stock granted to Mr. Poulton pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.
(7)	Enrique R. Ubarri, Esq. has served as our Executive Vice President - General Counsel since October 2006. Beneficial ownership includes 620,691 shares of our common stock including 100,000 shares of restricted stock granted to Mr. Ubarri pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.
(8)	Penko Ivanov has served as our Chief Financial Officer - U.S. Operations since January 2011. Beneficial ownership includes 54,100 shares of our common stock including 50,000 shares of restricted stock granted to Mr. Ivanov pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.
(9)	Greg DeVany has served as our Senior Vice President - Chief Risk Officer since February 2012. Beneficial ownership includes 150,000 shares of our common stock including 100,000 shares of restricted stock granted to Mr. DeVany pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.
(10)	Ilia Rodríguez has served as our Senior Vice President - Human Resources since September 2008. She served as Senior Vice President - Talent and Organization Development from October 2006 to September 2008. Beneficial ownership includes 100,000 shares of our common stock including 50,000 shares of restricted stock granted to Ms. Rodríguez pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.
(11)	Maricarmen Logroño has served as our Senior Vice President - Treasurer since June 2009. She served as Vice President - Asset Liability Management since from 2008 to June 2009. Beneficial ownership includes 300,000 shares of our common stock including 50,000 shares restricted stock granted to Ms. Logroño pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.

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(12)	Paul Mak has served as our President - U.S. Retail Operations since October 1, 2011. Prior to this appointment, Mr. Mak served as President - Doral Bank, FSB since September 1999. Beneficial ownership includes 57,854 shares of our common stock including 50,000 shares of restricted stock granted to Mr. Mak pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.
(13)	Steve Kluger has served as our Senior Vice President - Corporate Development since April 2012. Beneficial ownership includes 100,000 shares of our common stock including 100,000 shares of restricted stock granted to Mr. Kluger pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.
(14)	Vickie Lester has served as our Senior Vice President - Loan Administration since March 2011. Beneficial ownership includes 100,000 shares of our common stock including 100,000 shares of restricted stock granted to Ms. Lester pursuant to the Plan that have vested or will vest within sixty (60) days of June 17, 2013.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus and supersedes and replaces the information incorporated by reference to in the Reoffer Prospectus.

The following documents, which have been filed by us with the SEC pursuant to the Exchange Act, are incorporated by reference in this prospectus.

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 13, 2013;

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 9, 2013;

(c)	Our Current Reports on Form 8-K filed with the SEC on January 31, 2013, March 13, 2013 and May 7, 2013;

(d)	Our Preliminary Proxy Statement on Schedule 14A filed with the SEC on April 12, 2013;

(e)	The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-31579) filed with the SEC under Section 12(b) of the Exchange Act on December 27, 2002, including any amendment or report filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules and regulations) shall be deemed to be incorporated by reference into this prospectus.

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PROSPECTUS

6,750,000 Shares of Common Stock by Selling Stockholders

Doral Financial Corporation

This prospectus covers the offer and resale of up to 6,750,000 shares of common stock, par value $0.01 per share, of Doral Financial Corporation to the public by certain selling stockholders identified below under the “Selling Stockholders” section. The selling stockholders have acquired or will acquire the shares under Doral Financial Corporation’s 2008 Stock Incentive Plan (the “Plan”).

This offering is not part of the original issuance of shares of our common stock under the Plan. We will not receive any of the proceeds from the selling stockholders’ sale of their shares. The selling stockholders may offer the shares in transactions on the New York Stock Exchange (“NYSE”) or on any stock exchange on which our common stock may be listed at the time of sale, in privately negotiated transactions, through alternative trading systems or markets, or through a combination of these methods. The selling stockholders may offer the shares at prices relating to the prevailing market prices or at negotiated prices.

Our common stock is quoted on NYSE under the symbol “DRL.” On October 18, 2011, the closing price of a share of our common stock as reported on NYSE was $ 1.34 per share. You are urged to obtain current market quotations of our common stock. Our principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus and in the documents we file with the Securities and Exchange Commission (the “SEC”) before investing in our common stock.

Our common stock offered hereby are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

None of the SEC, any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System, or any other regulatory body has approved or disapproved of our common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2011.

You should rely only on the information contained in this prospectus or any supplement, including the documents that have been incorporated herein or therein by reference. We have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus. The selling stockholders may offer to sell, and seek offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

In this prospectus, “the Company,” “Doral Financial,” “we,” “our,” “ours,” and “us” refer to Doral Financial Corporation, which is a bank holding company headquartered in San Juan, Puerto Rico, and its subsidiaries on a consolidated basis, unless the context otherwise requires.

ABOUT DORAL FINANCIAL CORPORATION

Doral Financial was organized in 1972 under the laws of the Commonwealth of Puerto Rico and operates as a bank holding company. Our principal operations are conducted in Puerto Rico with growing operations in the United States, specifically in the New York City metropolitan area and in northwest Florida. Our principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.

During 2011, we reorganized our operating segments consistent with our return to profitability plan. The strategic plan has the objectives of establishing a focused approach for a turnaround and returning to profitability, and of managing our liquidating portfolios. We now operate in the following four operating segments: Puerto Rico, United States, Liquidating Operations and Treasury.

Doral Financial operated two depository institution subsidiaries, Doral Bank (an FDIC-insured Puerto Rico commercial bank with its executive offices in San Juan, Puerto Rico) and Doral Bank, FSB (an FDIC-insured federal savings bank with its main office in New York, New York and branches in New York and Florida. On October 1, 2011, Doral Financial completed an internal reorganization by merging the two depository institutions. Pursuant to the merger transaction completed on October 1, 2011, Doral Bank, FSB was merged with and into Doral Bank. Doral Bank was the surviving institution in the merger and the main office and branch offices of Doral Bank, FSB located in the states of New York and Florida are now operating as branches of Doral Bank.

Puerto Rico

This segment is our principal market and includes all mortgage and retail banking activities in Puerto Rico including loans, deposits and insurance activities. This segment operates a branch network in Puerto Rico of 29 branches of Doral Bank, offering a variety of consumer loan products as well as deposit products and other retail banking services. This segment’s primary lending activities have traditionally focused on the origination of residential mortgage loans in Puerto Rico. Approximately 98% of Puerto Rico’s loan portfolio was secured by real estate as of June 30, 2011. Mortgage loans are originated through our mortgage banking entity, Doral Mortgage, LLC (“Doral Mortgage”), which is a subsidiary of Doral Bank and is primarily engaged in the origination of mortgage loans on behalf of Doral Bank. Loan origination activities are conducted through the branch office network and centralized loan departments. Internal mortgage loan originations are also supplemented by wholesale loan purchases from third parties.

United States

This segment is our principal source of growth in the current economic environment. It includes retail banking in the United States through Doral Bank, with branches in New York and Florida. Doral Bank gathers deposits and originates and invests in loans, consisting primarily of interim loans secured by multifamily apartment buildings and other commercial properties, and also invests in investment securities. This segment also includes our middle market syndicated lending unit through our subsidiary Doral Money, Inc., that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market and is the primary source of growth in our loan portfolio.

Liquidating Operations

This segment manages our liquidating portfolios comprised primarily of construction and land portfolios (loans and repossessed assets) with the purpose of maximizing our returns on these assets. There is no expected growth in the portfolios within this segment except as part of a workout function.

Treasury

Our Treasury function handles our investment portfolio, interest rate risk management and liquidity position. It also serves as a source of funding for our other lines of business.

Prior to 2011, we managed our business through three operating segments that were organized by legal entity and aggregated by line of business: banking (including thrift operations), mortgage banking and insurance agency. In the past, we operated a fourth segment: institutional securities.

RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk. Before making an investment decision, you should read carefully and consider all of the information contained in or incorporated by reference into this prospectus, as well as all of the information contained in or incorporated by reference into any applicable prospectus supplement. The following are among the risks we face related to our business, financial condition and operations, but they are not the only risks we face. Additional risks and uncertainties we do not yet know of or we currently judge to be immaterial may also impair our business, financial condition or results of operations. If any of the events or circumstances described in these risks or other material actually occurs, our business, financial condition or results of operations could be materially and adversely affected.

Risks related to the general business environment and our industry

Difficult market conditions have already affected us and our industry and may continue to adversely affect us.

Given that almost all of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are particularly exposed to downturns in the U.S. economy. Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital from private and government entities, to merge with larger and stronger financial institutions and, in some cases, to fail.

Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and tightening of credit led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has already adversely affected our industry and has and may continue to adversely affect our business, financial condition and results of operations. Doral Financial experienced increased levels of non-performing assets and OTTI charges on its non-agency MBSs as a result of market conditions. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

•

Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future behaviors.

•

The processes and models we use to estimate losses inherent in our credit exposure requires difficult, subjective, and complex judgments, including forecast of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the processes and models.

•

Regulatory agency views of market conditions and the effect of market conditions on our borrowers may differ from those of management, and such variance in views, if any, may contribute to changes in charge-offs and loan loss provisions.

•

Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government sponsored entities) on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competition in our industry could intensify as a result of increasing consolidation of financial services companies in connection with current market conditions.

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue certain business opportunities.

•

We may be required to pay in the future significantly higher Federal Deposit Insurance Corporation (“FDIC”) assessments to insure our deposits if market conditions do not improve or if market conditions deteriorate.

•

We may face higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically viable.

If current levels of market disruption and volatility continue or worsen, our ability to access capital and our business, financial condition and results of operations may be materially and adversely affected.

Adverse credit market conditions may affect our ability to meet our liquidity needs; unforeseen disruptions in the brokered deposits market could compromise our liquidity position.

The credit markets, although recovering, have experienced extreme volatility and disruption. At times during the past few years, the volatility and disruptions reached unprecedented levels. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity of certain issuers, particularly for non-investment grade issuers like us.

We need liquidity to, among other things, pay our operating expenses, interest on our debt and dividends on our preferred stock (if dividends are declared and paid), maintain our lending activities and replace certain maturing liabilities. Without sufficient liquidity, we may be forced to curtail our operations. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit and our credit capacity. Our cash flows and financial condition could be materially affected by continued disruptions in the financial markets.

A relatively large portion of our funding is retail brokered deposits issued by Doral Bank. Our total brokered deposits as of June 30, 2011 were $2.0 billion. An unforeseen disruption in the brokered deposits market, stemming from factors such as legal, regulatory or financial risks, could adversely affect our ability to fund a portion of our operations and/or meet obligations.

Recent and/or future U.S. credit downgrades or changes in outlook by major credit rating agencies may have an adverse effect on financial markets, including financial institutions and the financial industry.

On August 5, 2011, Standard and Poor’s downgraded the United States long-term debt rating from its AAA rating to AA+. On August 8, 2011, Standard and Poor’s downgraded from AAA to AA+ the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term United States debt. It is difficult to predict the effect of these actions, or any future downgrades or changes in outlook by Standard & Poor’s or either of the other two major credit rating agencies. However, these events could impact the trading market for U.S. government securities, including agency securities, and the securities markets more broadly, and consequently could impact the value and liquidity of financial assets, including assets in our investment portfolio. These actions could also create broader financial turmoil and uncertainty, which may negatively affect the global banking system and limit the availability of funding, including borrowing under repurchase agreements, at reasonable terms. In turn, this could have a material adverse effect on our liquidity, financial condition and results of operations.

Our business concentration in Puerto Rico imposes risks.

We conduct our operations in a geographically concentrated area, as our main market is in Puerto Rico. This imposes risks from lack of diversification in the geographical portfolio. Our financial condition and results of operations are highly dependent on the economic conditions of Puerto Rico, where adverse political or economic developments or natural disasters, among other things, could affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses and reduce the value of our loans and loan servicing portfolio.

We have been and could continue to be negatively affected by adverse economic conditions.

The United States and other countries recently faced a severe economic crisis, including a major recession. These adverse economic conditions have negatively affected, and are likely to continue to negatively affect for some time, our assets, including its loans and securities portfolios, capital levels, results of operations and financial condition. In response to the economic crisis, the United States and other governments established a variety of programs and policies designed to mitigate the effects of the crisis. These programs and policies appear to have stabilized the severe financial crisis that occurred in the second half of 2008, but the extent to which these programs and policies will assist in an economic recovery or may lead to adverse consequences, whether anticipated or unanticipated, is still unclear. If these programs and policies are ineffective in bringing about an economic recovery or result in substantial adverse developments, the economic conditions may again become more severe, or adverse economic conditions may continue for a substantial period of time. In addition, economic uncertainty that may result from the recent downgrading of United States long-term debt, and fiscal imbalances in federal, state and local municipal finances combined with the political difficulties in resolving these imbalances, may directly or indirectly adversely impact economic conditions faced by us and our customers. Any increase in the severity or duration of adverse economic conditions, including a double-dip recession in the United States or a delay in recovery in Puerto Rico, would adversely affect our financial condition and results of operations.

Our credit quality may continue to be adversely affected by Puerto Rico’s current economic conditions.

Our business activities and credit exposure are concentrated in Puerto Rico. Consequently, our financial condition and results of operations are highly dependent on economic conditions in Puerto Rico.

Puerto Rico’s economy is currently in a recession that began in the fourth quarter of the fiscal year that ended June 30, 2006 a fiscal year in which Puerto Rico’s gross national product grew by only 0.5%. Puerto Rico’s gross national product decreased by 1.2%, 2.9% and 4.0%, respectively, for years 2007, 2008, and 2009. According to the Puerto Rico Planning Board’s latest projections, Puerto Rico’s real gross national product was projected to have contracted by 3.8% and 1.0% during fiscal years 2010 and 2011, respectively. Puerto Rico’s real gross national product for fiscal year 2012, however, is projected to grow by 0.7%.

The number of persons employed in Puerto Rico during fiscal year 2010 averaged 1,103,000, a decrease of 5.6% compared to the previous fiscal year. During fiscal year 2011, total employment averaged 1,077,000, a decline of 2.4% compared with the same period of the previous fiscal year, and the unemployment rate averaged 15.9%.

Since 2000, the Government of Puerto Rico has experienced a structural imbalance between recurring government revenues and total expenditures. The structural imbalance was exacerbated during fiscal years 2008 and 2009, with recurring government expenditures significantly exceeding recurring government revenues. Prior to fiscal year 2009, the Puerto Rico government bridged the deficit resulting from the structural imbalance through the use of non-recurring measures, such as borrowing from the Government Development Bank for Puerto Rico or in the bond market, postponing the payment of various government expenses, such as payments to suppliers and utilities providers, and other one-time measures such as the use of derivatives and borrowings collateralized with government assets such as real estate. Since March 2009, the government has taken multiple steps to address and resolve the structural imbalance.

For fiscal year 2009, the deficit was approximately $3.3 billion, consisting of the difference between revenues and expenses for such fiscal year. For fiscal year 2010, the deficit was approximately $2.1 billion and the deficit for fiscal year 2011 was approximately $1.0 billion. The deficit for fiscal year 2012 has been estimated at

$610 million. Measures that the Government of Puerto Rico has implemented have included reducing expenses, including public sector employment through layoffs of employees. Since the Government of Puerto Rico is the largest source of employment in Puerto Rico, these measures have had the effect of increasing unemployment and could have the effect of intensifying the current recessionary cycle. In addition, a payment or other material default by the Government of Puerto Rico or any of its agencies, public corporations or instrumentalities with respect to their municipal bond or note obligations could have a material adverse effect on our financial condition and results of operations.

The current state of the Puerto Rico economy and continued uncertainty in the public and private sectors has had an adverse effect on the credit quality of our loan portfolios and reduced the level of our originations in Puerto Rico. The continuation of the economic slowdown would cause those adverse effects to continue, as delinquency rates may continue to increase in the short term, until sustainable growth of the Puerto Rico economy resumes. Also, potential reduction in consumer spending as a result of continued recessionary conditions may also impact growth in our other interest and non-interest revenue sources.

A prolonged economic slowdown or decline in the residential real estate market in the U.S. mainland and in Puerto Rico and an increase in the continued unemployment in Puerto Rico could continue to adversely affect our results of operations.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The market for residential mortgage loan originations is currently in decline and this trend could also reduce the level of mortgage loans we may produce in the future and adversely affect our business. During periods of rising interest rates, refinancing originations for many mortgage products tend to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values. Over the past three years, residential real estate values in many areas of the U.S. have decreased significantly, which has led to lower volumes and higher losses across the industry, adversely impacting our mortgage business.

The actual rates of delinquencies, foreclosures and losses on loans have been higher during the recent economic slowdown. Rising unemployment, higher interest rates or declines in housing prices have had a greater negative effect on the ability of borrowers to repay their mortgage loans. Any sustained period of increased delinquencies, foreclosures or losses could continue to harm our ability to sell loans, the prices we receive for loans, the values of mortgage loans held for sale or residual interests in securitizations, which could continue to harm our financial condition and results of operations. In addition, any additional material decline in real estate values would further weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such loan arising from borrower defaults to the extent not covered by third-party credit enhancement.

The soundness of other financial institutions could affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure our obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays in recovering the assets posted as collateral or may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty.

Many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Any such losses could materially and adversely affect our business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

On January 6, 2010, the member agencies of the Federal Financial Institutions Examination Council, which includes the Federal Reserve and the FDIC, issued an interest rate risk advisory reminding banks to maintain sound practices for managing interest rate risk, particularly in the current environment of historically low short-term interest rates.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations may be adverse.

Our income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the value of loans, investment securities and mortgage servicing assets, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits or other sources of funding.

The Dodd-Frank Wall Street Reform and Consumer Protection Act will affect our business.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The legislation is making significant structural reforms to the financial services industry. The legislation, among other things, is:

(i)	establishing a Bureau of Consumer Financial Protection having broad authority to regulate providers of credit, savings and other consumer financial products and services, narrows the scope of federal preemption of state consumer laws and expands the authority of state attorneys general to bring actions to enforce federal consumer protection legislation;

(ii)	creating a structure to regulate systematically important financial companies, and provides regulators with the power to require such companies to sell or transfer assets and terminate activities if the regulators determine the size or the scope of the activities of such companies pose a threat to the safety and soundness of such companies or the financial stability of the United States;

(iii)	requiring more comprehensive regulation of the over-the-counter derivatives market, including providing for more strict capital and margin requirements, the central clearing of standardized over-the-counter derivatives, and heightened supervision of all over-the-counter derivatives dealers and major market participants;

(iv)	limiting the ability of banking entities to engage in certain proprietary trading activities and restricting their ownership of, investment in or sponsorship of hedge funds and private equity funds;

(v)	restricting the interchange fees payable on debit card transactions;

(vi)	abolishing the Office of Thrift Supervision (“OTS”) and transferring its functions and responsibilities regarding the supervision of federal savings banks to the Office of the Comptroller of the Currency (“OCC”);

(vii)	strengthening the regulatory oversight of securities and capital markets activities by the SEC and enhancing the safety and soundness of the securitization process, including a requirement that securitizers and originators retain a portion of the credit risk for any asset that they securitize or originate;

(viii)	permanently increasing the federal deposit insurance from $100,000 to $250,000, permitting depository institutions to pay interest on demand deposit accounts (such as commercial checking accounts) and permitting de novo interstate branching by federal and state depository institutions alike; and

(ix)	strengthening existing laws and regulations applicable to public companies governing corporate accountability, giving shareholders “say on pay” and other corporate governance rights, and imposing limitations on certain executive compensation practices.

Some of the provisions of the legislation have already become effective. Other provisions will have extended implementation periods and delayed effective dates, and will be required to be implemented through regulatory action of various federal regulatory authorities. Because many of the provisions require future regulatory actions for their implementation, the ultimate impact of the legislation on the financial services industry and on our business, are not completely known at this time. The implementation of many of the provisions of the legislation will affect our business and are expected to add new regulatory risk and compliance burdens and costs on the financial services industry and us. The implementation of this legislation could result in loss of revenue, limit our ability to pursue certain business opportunities we might otherwise consider engaging in, impact the value of some of the assets we hold, require us to change certain of our business practices, impose additional costs on us, establish more stringent capital, liquidity and leverage ratio requirements, or otherwise adversely affect our business.

Doral Financial operates within a highly regulated industry and our business and results are significantly affected by the regulations to which it is subject; changes in statutes and regulations could adversely affect Doral Financial.

We operate within a highly regulated environment. The regulations to which we are subject will continue to have a significant impact on our operations and the degree to which we can grow and be profitable. Certain regulators which supervise us have significant power in reviewing our operations and approving our business practices. These powers include the ability to place limitations or conditions on activities in which we engage or intend to engage. Particularly in recent years, our businesses have experienced increased regulation and regulatory scrutiny, often requiring additional resources.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis, by enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits.

These programs have subjected participating financial institutions to additional restrictions, oversight and costs. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

We cannot predict the substance or impact of any change in regulation, whether by regulators or as a result of legislation enacted by the United States Congress or by the Puerto Rico Legislature, or in the way such statutory or regulatory requirements are interpreted or enforced. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business practices, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

Further increases in the FDIC insurance assessment premiums or required reserves may have a significant impact on us.

The FDIC insures deposits at FDIC-insured depository institutions up to certain limits. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund (the “DIF”). Current economic conditions have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits (which have recently been increased) using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

On November 12, 2009, the FDIC adopted the final rule implementing a prepayment assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012 in order to strengthen the cash position of the DIF. Our total prepaid assessment was $67.1 million, which according to the final rule was recorded as a prepaid expense as of December 30, 2009. The prepaid assessment will be amortized and recognized by Doral Financial as an expense over the period from 2010 to 2012.

The Dodd-Frank Act requires the FDIC to increase the DIF’s reserves against future losses, which will necessitate increased deposit insurance premiums that are expected to be borne primarily by institutions with assets of greater than $10 billion.

In October 2010, the FDIC addressed plans to bolster the DIF by increasing the required reserve ratio for the industry to 1.35 percent (ratio of reserves to insured deposits) by September 30, 2020, as required by the Dodd-Frank Act. In December 2010, the FDIC approved a final rule raising its industry target ratio of reserves to insured deposits to 2 percent, 65 basis points above the statutory minimum, but the FDIC does not project that goal to be met until 2027.

On February 7, 2011, the FDIC approved a final rule that amends its current deposit insurance assessment regulations. The final rule implements a provision in the Dodd-Frank Act that changes the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average Tier 1 capital. The final rule also changes the assessment rate schedules for insured depository institutions so that approximately the same amount of revenue would be collected under the new assessment base as would be collected under the current rate schedule and the schedules previously proposed by the FDIC in October 2010. The final rule also revises the risk-based assessment system for all large insured depository institutions (generally, institutions with at least $10 billion in total assets). Under the final rule, the FDIC would use a scorecard method to calculate assessment rates for all such institutions.

As noted by the FDIC in the final rule it adopted, the final rule should keep the overall amount collected from the industry very close to unchanged, although the amounts that individual institutions pay will be different. The new large bank pricing system is expected to result in higher assessments for banks with high-risk asset concentrations, less stable balance sheet liquidity, or potentially higher loss severity in the event of failure.

We are generally unable to control the amount of assessments that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, or if our risk rating deteriorates for purposes of determining the level of our FDIC insurance assessments, we may be required to pay even higher FDIC insurance assessments than the recently increased levels. Any future increases in FDIC insurance assessments may materially adversely affect our results of operations.

The consolidation of the Puerto Rico banking industry as a result of bank failures in 2010 may adversely affect us.

In April 2010, the FDIC closed three Puerto Rico banks and sold some of their assets and liabilities to other banks in Puerto Rico. In the future, there may be additional bank failures, mergers and acquisitions in our industry. Any business combinations could significantly alter industry conditions and competition within the Puerto Rico banking industry and could have a material adverse effect on our financial condition and results of operations.

In addition, the strategies adopted by the FDIC and the three acquiring banks in connection with some of the residential, construction and commercial real estate loans acquired may adversely affect residential and commercial real estate values in Puerto Rico. This in turn may adversely affect the value of some of our residential, construction and commercial real estate loans, and our ability to sell or restructure some of our residential, construction and commercial real estate loans.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of generally accepted accounting principles in the United States (“GAAP”), which are periodically revised and/or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board (the “FASB”). The impact of accounting pronouncements that have been issued but not yet implemented is disclosed by us in our filings with the SEC. An assessment of proposed standards is not provided as such proposals are still subject to change. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Risks related to our business

Deteriorating credit quality has adversely impacted us and may continue to adversely impact us.

Doral Financial has experienced a downturn in credit quality since 2006. Our credit quality has continued to be under pressure during 2010 and 2011 as a result of continued recessionary conditions in Puerto Rico and the recent slow-down in consumer activity and economic growth in the United States that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values. We expect that credit conditions and the performance of our loan portfolio may continue to deteriorate in the near future.

Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments. If the credit quality of the customer base materially decreases, if the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations could be adversely affected.

The allowance for loan losses is an estimate of incurred losses inherent in the loan portfolio and as such it may not be adequate to cover the actual portfolio losses. As a result, future loan loss provisions may be required.

Doral Financial establishes an allowance for loan and lease losses at a level estimated as the amount of incurred losses inherent in the portfolio as of the related financial statement date based upon analysis of past portfolio default trends, severity experience, and fair value estimates, and records a provision for loan and lease losses which adjusts the allowance for loan and lease loss balance to the estimated amount as a charge to current period income.

The allowance for loan and leases is an estimate of incurred losses in the loan portfolio made pursuant to accounting guidance, that by accounting principles does not consider or estimate all future losses that will be incurred. In addition, bank regulatory agencies, such as FDIC and the Office of the Commissioner, periodically review the adequacy of our allowance for loan and lease losses and may require an increase in the provision for loan and lease losses or loan charge-offs. Accordingly, additional loan loss provisions may be required, and such provisions may materially affect our results of operations, financial condition and capital.

Changes in collateral values of properties located in recessionary economies may require increased reserves.

The performance of our loan portfolio and the collateral value backing the loan transactions are dependent upon the performance of and conditions within each specific real estate market. Recent economic reports related to the real estate market in Puerto Rico indicate that certain pockets of the real estate market are subject to readjustments in value driven not by demand but more by the purchasing power of the consumers and general recessionary economic conditions. We measure the impairment of a loan based on the fair value of the collateral, if collateral dependent, which is generally obtained from appraisals. Updated appraisals are requested when we determine that loans are impaired and are updated annually thereafter. In addition, appraisals are also obtained for certain residential mortgage loans on a spot basis based on specific characteristics such as delinquency levels, age of the appraisal and LTV ratios. The appraised value of the collateral may decrease or we may not be able to recover collateral at its appraised value. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations.

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. When interest rates rise, the rate of interest we pay on our liabilities generally rises more quickly than the rate of interest that we receive on our interest-bearing assets, which may cause our profits to decrease. The impact on earnings is more adverse when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates.

Increases in interest rates may reduce the value of holdings of securities and demand for mortgage and other loans.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of other-than-temporary impairment on our investments portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also influence our ability to finance these securities.

Higher interest rates also increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of our loan origination income.

Doral Financial and its banking subsidiary are subject to regulatory capital adequacy and other supervisory guidelines, and if we fail to meet those guidelines our business and financial condition would be adversely affected.

Under regulatory capital adequacy guidelines and other regulatory requirements, Doral Financial and its banking subsidiary must meet guidelines that include quantitative measures of assets, liabilities and certain off balance sheet items, subject to quantitative judgments by regulators regarding components, risk weightings and other factors. Supervisory guidelines also address, among other things, asset quality and liquidity. If Doral Financial and its banking subsidiary fail to meet these minimum capital and other supervisory and regulatory requirements, our business and financial condition will be adversely affected. A failure to meet regulatory capital adequacy guidelines, among other things, would affect our banking subsidiary’s ability to accept or rollover brokered deposits and could result in supervisory actions by federal and/or Puerto Rico banking authorities.

The hedging transactions that we enter into may not be effective in managing the exposure to interest rate risk.

Doral Financial uses derivatives, to a limited extent, to manage part of its exposure to market risk caused by changes in interest rates. The derivative instruments that Doral Financial may use also have their own risks, which include: (i) basis risk, which is the risk of loss associated with variations in the spread between the asset yield and funding and/or hedge cost; (ii) credit or default risk, which is the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations; and (iii) legal risk, which is the risk that Doral Financial is unable to enforce the terms of such instruments. All or any of these risks could expose Doral Financial to losses.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect us.

Management of risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures may not be comprehensive given current market conditions. Some of our methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. As a result, these methods may not fully predict future exposures, which could be significantly greater than our historical measures indicate. Other risk management methods depend on the evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with GAAP requires management to make significant estimates that affect our financial statements. Three of Doral Financial’s most critical estimates are the level of the allowance for loan and lease losses, the valuation of mortgage servicing rights, and the amount of its deferred tax asset.

Due to the inherent nature of these estimates we may significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance, and may recognize a significant provision for impairment of our mortgage servicing rights. If Doral Financial’s allowance for loan and lease losses is not adequate, our business, financial condition, including our liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Doral Financial may increase its allowance for loan and lease losses, which could have a material adverse effect on its capital and results of operations.

As of June 30, 2011, we had a deferred tax asset of approximately $104.0 million. The deferred tax asset is net of a valuation allowance of $441.2 million. The realization of our deferred tax asset ultimately depends on the existence of sufficient taxable income to realize the value of this asset. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will be required to record adjustments to the valuation allowance in future reporting periods. Our results of operations would be negatively impacted if we determine that increases to our deferred tax asset valuation allowance are required in a future reporting period.

Defective and repurchased loans may harm our business and financial condition.

In connection with the sale and securitization of mortgage loans, Doral Financial is required to make a variety of customary representations and warranties regarding Doral Financial and the loans being sold or securitized. Our obligations with respect to these representations and warranties are generally outstanding for the life of the loan, and they relate to, among other things:

•	compliance with laws and regulations;

•	underwriting standards;

•	the accuracy of information in the loan documents and loan file; and

•	the characteristics and enforceability of the loan.

A loan that does not comply with these representations and warranties may take longer to sell, may impact our ability to obtain third-party financing for the loan, and be unsalable or salable only at a significant discount. If such a loan is sold before Doral Financial detects a noncompliance, we may be obligated to repurchase the loan and bear any associated loss directly, or we may be obligated to indemnify the purchaser against any such loss, either of which could reduce Doral Financial’s cash available for operations and liquidity. Our management believes that it has established controls to ensure that loans are originated in accordance with the secondary market’s requirements, but mistakes may be made, or certain employees may deliberately violate our lending policies. Doral Financial seeks to minimize repurchases and losses from defective loans by correcting flaws, if possible, and selling or re-selling such loans. Doral Financial does not have a reserve on its financial statements for possible losses related to repurchases resulting from representation and warranty violations because it does not expect any such losses to be significant. Losses associated with defective loans may adversely impact our results of operations or financial condition.

We are exposed to credit risk from mortgage loans held pending sale and mortgage loans that have been sold subject to recourse arrangements.

We are generally at risk for mortgage loan defaults from the time we fund a loan until the time the loan is sold or securitized into a mortgage-backed security. In the past, we retained, through recourse arrangements, part of the credit risk on sales of mortgage loans that did not qualify for GNMA, FNMA or FHLMC sale or exchange programs and consequently may suffer losses on these loans. We suffer losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan and the costs of holding and disposing of the related property. We estimate the fair value of the retained recourse obligation or any liability incurred at the time of sale and include such obligation with the net proceeds from the sale, resulting in lower gain-on-sale recognition. We evaluate the fair value of our recourse obligation based on historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment.

We are subject to risks in servicing loans for others.

Our profitability may also be adversely affected by mortgage loan delinquencies and defaults on mortgage loans that we service for third parties. Under many of our servicing contracts, we must advance all or part of the scheduled payments to the owner of an outstanding mortgage loan, even when mortgage loan payments are delinquent. In addition, in order to protect their liens on mortgaged properties, owners of mortgage loans usually require that we, as servicer, pay mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. We generally recover our advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, in the interim, we must absorb the cost of the funds we advance during the time the advance is outstanding. We must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and we will not receive any future servicing income with respect to that loan.

As a result of our credit ratings, we may be subjected to increased collateral requirements and other measures that could have an adverse impact on our results of operations and financial condition.

We have previously sold or securitized mortgage loans in transactions with FNMA and other counterparties subject to partial or full recourse. As of June 30, 2011, the maximum contractual exposure to Doral Financial if it were required to purchase all loans sold subject to partial or full recourse was $0.7 billion, $0.6 billion of which consisted of exposure to FNMA. Our contractual agreements with FNMA authorize FNMA to require us to post additional collateral to secure our recourse obligations with FNMA, and FNMA has the contractual right to request collateral for the full amount of our recourse obligations when, as now, we do not maintain an investment grade rating. In January 2006, we agreed to post with FNMA $44.0 million in collateral to secure our recourse obligations. In addition, certain of our servicing agreements, such as those with FNMA, FHLMC, and GNMA, contain provisions triggered by changes in our financial condition or failure to maintain required credit ratings. We do not currently maintain the credit ratings required by GNMA and possibly other counterparties, which may result in increased collateral requirements and/or require us to engage a substitute fund custodian, or could result in termination of our servicing rights. Termination of our servicing rights, requirements to post additional collateral or the loss of custodian funds could reduce our liquidity and have an adverse impact on our operating results.

Our ability to sell loans and other mortgage products to government-sponsored entities could be impacted by changes in our financial condition or the historical performance of our mortgage products.

Our ability to sell mortgage products to government-sponsored entities (“GSEs”), such as FNMA, FHLMC and GNMA, depends, among other things, on our financial condition and the historical performance of our mortgage products. To protect our ability to continue to sell mortgage products to GNMA and other GSEs, we have and may in the future repurchase defaulted loans from such counterparties. During 2010 and 2009, we repurchased $68.2 million and $127.9 million, respectively, of defaulted FHA guaranteed loans from GNMA. Any such repurchases in the future may negatively impact our liquidity and operating results. Termination of our ability to sell mortgage products to the GSEs would have a material adverse effect on our results of operations and financial condition.

We may engage in FDIC-assisted transactions, which could present additional risks to our business.

We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. Although these transactions typically provide for FDIC assistance to an acquirer to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we would still be subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these transactions are structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating a negotiated transaction, we may face additional risk in FDIC-assisted transactions, including additional strain on management resources, management of problem loans, problems related to integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital. We may not be successful in overcoming these risks or any other problems encountered in connection with FDIC-assisted transactions. Our inability to overcome these risks could have a material effect on our business, financial condition and results of operations.

We may fail to retain and attract key employees and management personnel.

Our success has been and will continue to be influenced by our ability to retain and attract key employees and management personnel, including senior and middle management. Our ability to attract and retain key employees and management personnel may be adversely affected as a result of the workload and stress associated with the resolution of legacy issues and business transformation efforts, and related risks and uncertainties; the consolidation of the Puerto Rico banking industry; or by additional work relating to any potential or actual acquisition.

Competition with other financial institutions could adversely affect the profitability of our operations.

We face significant competition from other financial institutions, many of which have significantly greater assets, capital and other resources. As a result, many of our competitors have advantages in conducting certain businesses and providing certain services. This competitive environment could force us to increase the rates we offer on deposits or lower the rates we charge on loans and, consequently, could adversely affect the profitability of our operations.

Damage to our reputation could damage our businesses.

Maintaining a positive reputation for Doral Financial is critical to our ability to attract and maintain customers, investors and employees. Damage to our reputation can therefore cause significant harm to our business and prospects. Harm to our reputation can arise from numerous sources, including, among others, employee misconduct, litigation or regulatory outcomes, failing to deliver minimum standards of service and quality, compliance failures, unethical behavior, and the activities of customers and counterparties. Negative publicity regarding Doral Financial, whether or not true, may also result in harm to our prospects.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly and in order to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.

Doral Financial and its banking subsidiary are subject to the supervision and regulation of various banking regulators and have entered into consent orders with these regulators, and these regulators could take action against Doral Financial or its banking subsidiary.

As a regulated financial services firm, Doral Financial’s good standing with its regulators is of fundamental importance to the continuation and growth of its businesses. Doral Financial is subject to supervision and regulation by the Federal Reserve and the Office of the Commissioner, and Doral Bank is subject to supervision and regulation by the FDIC and the Office of the Commissioner.

Federal banking regulators, in the performance of their supervisory and enforcement duties, have significant discretion and power to initiate enforcement actions for violations of laws and regulations and unsafe or unsound practices. The enforcement powers available to federal banking regulators include, among others, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders, to require written agreements and to initiate injunctive actions. Doral Financial and Doral Bank have entered into consent orders with the Federal Reserve, the FDIC and the Office of the Commissioner, which, among other things, prohibited Doral Financial’s banking subsidiary from paying dividends to the parent company, and prohibited Doral Financial from paying dividends to its common and preferred shareholders, without regulatory approval and required Doral Bank to take various actions to ensure compliance with the provisions of the Bank Secrecy Act. While the FDIC and the Office of the Commissioner have lifted their consent orders, these banking regulators could take further action with respect to Doral Financial or our banking subsidiary and, if any such further action were taken, such action could have a material adverse effect on Doral Financial. Doral Financial’s consent order with the Federal Reserve is still in effect and Doral Financial’s banking regulators could take additional actions to protect Doral Financial’s banking subsidiary or to ensure that the holding company remains as a source of financial and managerial strength to its banking subsidiary, and such action could have adverse effects on Doral Financial or its stockholders.

Doral Financial has been the subject of an investigation by the U.S. Attorney’s Office for the Southern District of New York, which could require it to pay substantial fines or penalties.

On August 24, 2005, Doral Financial received a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York regarding the production of certain documents, including financial statements and corporate, auditing and accounting records prepared during the period relating to the restatement of Doral Financial’s financial statements. Doral Financial cannot predict when this investigation will be completed or what the results of this investigation will be. The effects and results of this investigation could have a material adverse effect on Doral Financial’s business, results of operations, financial condition and liquidity. Adverse developments related to this investigation, including any expansion of its scope, could negatively impact Doral Financial and could divert efforts and attention of its management team from Doral Financial’s ordinary business operations. Doral Financial may be required to pay material fines, judgments or settlements or suffer other penalties, each of which could have a material adverse effect on its business, results of operations, financial condition and liquidity. This investigation could adversely affect Doral Financial’s ability to obtain, and/or increase the cost of obtaining, directors’ and officers’ liability insurance and/or other types of insurance, which could have a material adverse effect on Doral Financial’s businesses, results of operations and financial condition.

Doral Financial may be required to advance significant amounts to cover the reasonable legal and other expenses of its former officers and directors.

Under Doral Financial’s by-laws, Doral Financial is obligated to pay in advance the reasonable expenses incurred by former officers and directors in defending civil or criminal actions or proceedings pending final disposition of such actions. Since 2005, Doral Financial has been advancing funds on behalf of various former officers and directors in connection with the grand jury proceeding referred to above and ongoing investigations by the SEC relating to the restatement of Doral Financial’s financial statements.

On March 6, 2008, a former treasurer of Doral Financial was indicted for alleged criminal violations involving securities and wire fraud. On April 29, 2010, the former treasurer of Doral Financial was convicted on three of the five counts of securities and wire fraud he was facing after a five-week jury trial.

On August 13, 2009, the former treasurer of Doral Financial filed a complaint against Doral Financial in the Supreme Court of the State of New York. The complaint alleges that Doral Financial breached a contract with the plaintiff and Doral Financial’s by-laws by failing to advance payment of certain legal fees and expenses that the former treasurer has incurred in connection with a criminal indictment filed against him in the U.S. District Court for the Southern District of New York. Further, the complaint claims that Doral Financial fraudulently induced the plaintiff to enter into agreements concerning the settlement of a civil litigation arising from the restatement of Doral Financial’s financial statements for fiscal years 2000 through 2004. The complaint seeks declaratory relief, damages, costs and expenses. The former treasurer further moved for preliminary injunctive relief. On December 16, 2009, the parties entered into a Settlement Agreement. On December 17, 2009, the former treasurer’s motion for a preliminary injunction was denied as moot, and all further proceedings were stayed, but the procedures for future disputes between the parties and outlined in the Settlement Agreement were not affected by the stay. The amounts required to be advanced in an appeal of the criminal conviction could be substantial and could materially adversely affect Doral Financial’s results of operations.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or an adverse effect on our reputation among investors or on customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition.

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

Risks related to our common stock

Additional issuances of common stock or securities convertible into common stock may further dilute existing holders of our common stock.

We may determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of our common stock, securities convertible into or exchangeable for shares of our common stock, or common-equivalent securities to fund strategic initiatives or other business needs or to raise additional capital. Depending on our capital needs, we may make such a determination in the near future or in subsequent periods. The market price of our common stock could decline as a result of any such future offering, as well as other sales of a large block of shares of our common stock or similar securities in the market thereafter, or the perception that such sales could occur.

In addition, such additional equity issuances would reduce any earnings available to the holders of our common stock and the return thereon unless our earnings increase correspondingly. We cannot predict the timing or size of future equity issuances, if any, or the effect that they may have on the market price of our common stock. The issuance of substantial amounts of equity, or the perception that such issuances may occur, could adversely affect the market price of our common stock.

Dividends on our common stock have been suspended; Doral Financial may not be able to pay dividends on its common stock in the future.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. On April 25, 2006, we announced that, as a prudent capital management decision designed to preserve and strengthen our capital, our board of directors had suspended the quarterly dividend on common stock. In addition, we will be unable to pay dividends on our common stock unless and until we resume payments of dividends on our preferred stock, which were suspended by the Board of Directors in March 2009.

Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over Doral Financial and such other factors deemed relevant by our board of directors. Under an existing consent order with the Federal Reserve, we are restricted from paying dividends on our capital stock without the prior written approval of the Federal Reserve. We are required to request permission for the payment of dividends on our common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date. We may not receive approval for the payment of such dividends in the future or, even with such approval, our board of directors may not resume payment of dividends.

The price of our common stock may be subject to fluctuations and volatility.

The market price of our common stock could be subject to significant fluctuations because of factors specifically related to our businesses and general market conditions. Factors that could cause such fluctuations, many of which could be beyond our control, include the following:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•

changes in governmental regulations or proposals, or new government regulations or proposals, affecting us, including those relating to general market or economic conditions and those that may be specifically directed to us;

•	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions in our principal markets;

•	the departure of key personnel;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from expectations of management, securities analysts and investors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	changes in financial reports by securities analysts;

•	developments related to investigations, proceedings, or litigation that involves us; and

•	the occurrence of major catastrophic events, including terrorist attacks.

All of our debt obligations and our preferred stock will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Doral Financial, our common stock would rank below all debt claims against us and all of our outstanding shares of preferred stock. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Our certificate of incorporation, our by-laws and certain banking law provisions contain provisions that could discourage an acquisition or change of control of Doral Financial.

Certain provisions under Puerto Rico and federal banking laws and regulations, together with certain provisions of our certificate of incorporation and by-laws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our common stock at above-market prices.

Our suspension of preferred stock dividends could result in the expansion of our board of directors.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all outstanding series of our convertible preferred stock and our noncumulative preferred stock. The suspension of dividends for our noncumulative preferred stock was effective and commenced with the dividends for the month of April 2009. The suspension of dividends for our convertible preferred stock was effective and commenced with the dividends for the quarter commencing in April 2009.

Since we have not paid dividends in full on our noncumulative preferred stock for at least eighteen consecutive monthly periods, or paid dividends in full on our convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to at least six fiscal quarters, the holders of our preferred stock, all acting together as a single class, have the right to elect two additional members to our board of directors. On August 3, 2011, we called a special meeting of our preferred stockholders to permit holders of our preferred stock to nominate and seek to have elected the two additional members to our board of directors. Due to the lack of a quorum, the Special Meeting was not able to be held. The holders of 10% of the total number of outstanding shares of our preferred stock, all acting together as a single class, are entitled to call a special meeting for the election of two additional members to our board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on our financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions.

We caution readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain important factors that could cause actual results to differ materially from those contained in any forward-looking statement:

•

the continued recessionary conditions in the Puerto Rico economy and any deterioration in the performance of the United States economy that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability and increased pricing of our funding sources, including brokered certificates of deposit;

•

the weakness of the Puerto Rico and United States real estate markets and of the Puerto Rico and United States consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets which have contributed and may continue to contribute to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions and may subject us to further risk from loan defaults and foreclosures;

•	Recent and/or future downgrades of the long-term debt ratings of the United States and Puerto Rico, which could adversely affect economic conditions in the United States and Puerto Rico;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary impairment of such assets under GAAP;

•	our ability to derive sufficient income to realize the benefit of our deferred tax assets;

•

uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on different sectors of the Puerto Rico economy;

•	uncertainty about the adopted changes to the Puerto Rico internal revenue code and other related tax provisions and the impact of such measures on different sectors of the Puerto Rico economy;

•

uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•

uncertainty about the outcome of regular annual safety and soundness and compliance examinations by our primary regulators which may contribute to, among other things, an increase in charge-offs, loan loss provisions, and compliance costs;

•

changes in interest rates, which may result from changes in the fiscal and monetary policy of the federal government, and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•

the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•

higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•

developments in the regulatory and legal environment for financial services companies in the United States (including Puerto Rico) as a result of, among other things, the adoption in July 2010 of the Dodd-Frank Act and the regulations adopted and to be adopted thereunder by various federal and state securities and banking regulatory agencies, and the impact of such developments on our business, business practices, capital requirements and costs of operations;

•

the exposure of Doral Financial, as originator of residential mortgage loans, sponsor of residential mortgage loan securitization transactions, or servicer of such loans or such transactions, or in other capacities, to GSEs, investors, mortgage insurers or other third parties as a result of representations and warranties made in connection with the transfer or securitization of such loans;

•	the risk or possible failure or circumvention of controls and procedures, and the risk that our risk management policies may be inadequate;

•	the risk that the FDIC may further increase deposit insurance premiums and/or require special assessments to replenish its insurance fund, causing an additional increase in our non-interest expense;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•

the strategies adopted by the FDIC and the three acquiring banks in connection with the resolution of the residential, construction and commercial real estate loans acquired in connection with the three Puerto Rico banks that failed in April 2010, which may adversely affect real estate values in Puerto Rico;

•

to the extent we make any acquisitions, including FDIC-assisted acquisitions of assets and liabilities of failed banks, the risks and difficulties relating to combining the acquired operations with our existing operations;

•

potential adverse outcome in the legal or regulatory actions or proceedings described in Part I, Item 3 “Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated in Part II, Item 1 “Legal Proceedings” in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and as updated from time to time in our subsequent filings with the SEC; and

•	the other risks and uncertainties incorporated by reference into “Risk Factors” in this prospectus.

You should refer to our periodic and current reports filed with the SEC for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in this prospectus.

MATERIAL CHANGES

As of the date of this prospectus, there have been no material changes in our affairs since December 31, 2010, which have not been described in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

The proceeds from the sale of shares of our common stock made pursuant to this prospectus are solely for the accounts of the selling stockholders. We will not receive any of the proceeds from any sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to shares of our common stock that the selling stockholders may offer for resale from time to time. The table below sets forth information with respect to the beneficial ownership of our common stock by each selling stockholder immediately prior to and after this offering assuming the sale of all of the shares offered hereby. The number of shares in the column “Number of Shares Owned” represents the total number of shares that a selling stockholder currently owns or has the right to acquire within sixty (60) days of October 18, 2011. The number of shares in the columns “Number of Shares to be Offered” represents all of the shares that a selling stockholder may offer under this prospectus.

The table and footnotes assume the sale of all of the shares offered hereby. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We also do not know how long the selling stockholders will hold the shares before selling them.

All information with respect to beneficial ownership has been furnished by the selling stockholders. Information concerning the selling stockholders may change from time to time, and changed information will be presented in a supplement to this prospectus if and when necessary and required. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

Name	Number of Shares Owned(1)	Number of Shares to be Offered (2)	Number of Shares Owned After Offering(3)	Percentage of Shares Owned After Offering
Glen R. Wakeman (4)	2,258,492	1,909,091	349,401	*
Robert E. Wahlman (5)	889,196	839,091	50,748	*
Christopher C. Poulton (6)	483,878	472,273	11,605	*
Enrique R. Ubarri, Esq. (7)	470,691	447,728	22,963	*
Laura Vázquez (8)	250,000	250,000	-	*
Maricarmen Logroño (9)	250,000	250,000	-	*
Estate of Maurice J. Spagnoletti (10)	64,545	24,545	40,000	*
James Gilleran (11)	37,000	27,000	10,000	*
Dennis Buchert (12)	27,000	27,000	-	*
Douglas Jacobs (13)	30,936	27,000	3,936	*
Gerard Smith (14)	50,000	25,000	25,000	*

*	Less than one percent.

(1)	Represents shares of our common stock beneficially owned by each selling stockholder as of October 18, 2011, and includes shares of our common stock that have been granted under the Plan to each selling stockholder (including shares that such individual has the right to acquire within sixty (60) days of October 18, 2011) and any other shares of our common stock beneficially owned by each selling stockholder (none of such other shares are being offered by this prospectus).

(2)	Does not constitute a commitment to sell any or all of the stated number of shares of our common stock. The number of shares offered shall be determined from time to time by each selling stockholder at his or her sole discretion, subject to any applicable limitations on resale of securities under the Securities Act and any rules promulgated thereunder.

(3)	Assumes that all shares of our common stock offered hereby are sold but no other shares held by the selling stockholders are sold.

(4)	Glen R. Wakeman has served as our President and Chief Executive Officer since August 2006. Beneficial ownership includes 2,258,492 shares of our common stock including 1,909,091 shares of restricted stock granted to Mr. Wakeman pursuant to the Plan that have vested as of October 18, 2011 or that will vest within sixty (60) days thereof.

(5)	Robert E. Wahlman has served as our Executive Vice President- Chief Financial and Investment Officer since March 2009. Beneficial ownership includes 889,196 shares of our common stock including 839,091 shares of restricted stock granted to Mr. Wahlman pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

(6)	Christopher C. Poulton has served as our Executive Vice President- Chief Business Development Officer since June 2007. Beneficial ownership includes 483,878 shares of our common stock including 472,273 shares of restricted stock granted to Mr. Poulton pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

(7)	Enrique R. Ubarri, Esq. has served as our Executive Vice President- General Counsel since October 2006. Beneficial ownership includes 470,691 shares of our common stock including 447,728 shares of restricted stock granted to Mr. Ubarri pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

(8)	Laura Vázquez served as our Senior Vice President- Principal Accounting Officer since August 2007 to October 12, 2011. She continues to be employed as a Senior Vice President in our Accounting Department. Beneficial ownership includes 250,000 shares of our common stock including 250,000 shares of restricted stock granted to Ms. Vázquez pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

(9)	Maricarmen Logroño has served as our Senior Vice President- Treasurer since March 2008. Beneficial ownership includes 250,000 shares of our common stock including 250,000shares of restricted stock granted to Ms. Logroño pursuant to the Plan that have vested or will vest within sixty (60) days of October October 18, 2011.

(10)	Mr. Maurice J. Spagnoletti served as our Executive Vice President- Mortgage and Banking Operations from January 1, 2011 until June 15, 2011. Beneficial ownership includes 64,545 shares of our common stock including 24,545 shares of restricted stock granted to Mr. Spagnoletti pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

(11)	Mr. James Gilleran has served as our Director since May 2007. Beneficial ownership includes 37,000 shares of our common stock including 27,000 shares restricted stock granted to Mr. Gilleran pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

(12)	Mr. Dennis Buchert has served as our Director since October 2006. Beneficial ownership includes 27,000 shares of our common stock including 27,000 shares of restricted stock granted to Mr. Buchert pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

(13)	Douglas Jacobs has served as our Director since February 2009. Beneficial ownership includes 27,000 shares of our common stock including 27,000 shares of restricted stock granted to Mr. Jacobs pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

(14)	Gerard Smith has served as our Director since June 2008. Beneficial ownership includes 50,000 shares of our common stock including 25,000 shares of restricted stock granted to Mr. Smith pursuant to the Plan that have vested or will vest within sixty (60) days of October 18, 2011.

PLAN OF DISTRIBUTION

Shares offered hereby may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. Such sale may be made in one or more transactions on NYSE or on any stock exchange on which our common stock may be listed at the time of sale, in privately negotiated transactions, through alternative trading systems or markets, or through a combination of these methods, and such shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices.

The selling stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the selling stockholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Sales of shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition, any shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144, or any other applicable provisions of or rules, under the Securities Act may be sold under such rules or provisions rather than pursuant to this prospectus. There can be no assurance that any of the selling stockholders will sell any or all of the shares offered by them hereby.

We will pay all costs, fees and expenses incurred in connection with the registration of shares of our common stock offered hereby. We have notified the selling stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of our common stock offered hereby and certain other legal matters relating to the offering will be passed upon for us by Enrique R. Ubarri, our Executive Vice President and General Counsel. As of the date of this prospectus, Mr. Ubarri owns 470,691 shares of our common stock, 447,728 shares of which are covered by this prospectus. Mr. Ubarri is eligible to participate in Doral Financial Corporation’s 2008 Stock Incentive Plan and other benefit plans established by us.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of our common stock offered hereby (the “Registration Statement”). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. You should review the information and exhibits included in the Registration Statement for further information about us and our common stock offered hereby. Statements contained in this prospectus concerning any document we filed as an exhibit to the Registration Statement or was otherwise filed with the SEC are not intended to be comprehensive and are qualified in all respects by reference to those filings. You should review the complete document to evaluate these statements.

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, you can also access documents we file with the SEC at our Investor Relations page of our website at http://www.doralfinancial.com. Information contained in or linked to our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus.

The following documents, which have been filed by us with the SEC pursuant to the Exchange Act, are incorporated by reference in this prospectus:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 9, 2011;

(b)	Our Current Reports on Form 8-K filed with the SEC on April 28, 2011, May 27, 2011, June 20, 2011, June 29, 2011, August 5, 2011, October 3, 2011, and October 14, 2011;

(c)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed with the SEC on May 16, 2011;

(d)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 2, 2011;

(e)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 12, 2011;

(f)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 filed with the SEC on August 16, 2011;

(g)	Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2011 filed with the SEC on September 14, 2011; and

(h)	The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-31579) filed with the SEC under Section 12(b) of the Exchange Act on December 27, 2002, including any amendment or report filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules and regulations) shall be deemed to be incorporated by reference into this prospectus.

Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information included in any prospectus supplement or post-effective amendment will supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to any person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this prospectus). We will provide such copies at no cost, upon written or oral request, by writing or telephoning us at:

Doral Financial Corporation

Attention: Investor Relations

1451 Franklin D. Roosevelt Avenue

San Juan, Puerto Rico 00920-2717

Telephone number: (787) 474-6683

6,750,000 Shares

DORAL FINANCIAL CORPORATION

Common Stock

PROSPECTUS

October 19, 2011